Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

STOCK SALE AGREEMENT
by and among
MEMC HOLDINGS CORPORATION,
MEMC ELECTRONIC MATERIALS, INC.,
FOTOWATIO RENEWABLE VENTURES, S.L.
and
FOTOWATIO S.L.
Dated as of August 3, 2011

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

i

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

4.25	Bank Accounts	38
4.26	Officers, Directors, Employees, Consultants and Agents; Compensation	38
4.27	Books and Records; Business Practices and Financial Controls	39
4.28	No Other Representations and Warranties	39
Article V.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MEMC	39
5.01	Organization; Qualification	39
5.02	Authority; Enforceability	39
5.03	No Conflicts; Consents and Approvals	40
5.04	Legal Proceedings	40
5.05	Investment Representations	40
5.06	Brokers	41
5.07	Availability of Funds	41
5.08	No Other Representations and Warranties	41
Article VI.	COVENANTS OF THE PARTIES	41
6.01	Investigation by Purchaser	41
6.02	Certain Restrictions	42
6.03	Efforts; Regulatory and Other Approvals	45
6.04	Employees; Employee Benefits	46
6.05	Supplemental Disclosure	47
6.06	No Negotiations	49
6.07	Further Assurances; Post-Closing Cooperation	49
6.08	Indemnification of Directors and Officers; Directors' and Officers' Insurance	50
6.09	Business Marks	50
6.10	Certain Services and Benefits Provided by Affiliates	51
6.11	Covenant Not to Compete; Covenant Not to Solicit	51
6.12	Release	52
6.13	Notices of Certain Events	53
6.14	Employee Payments	53
6.15	Specified Projects	54
6.16	Specified Project Deferred Payment Covenants	55
6.17	Pre-Deferred Payment Escrow Disbursements	56
6.18	Treatment of Certain Indebtedness	57
6.20	Support Obligations	57
6.20	Transition Services Agreement	57
Article VII.	CONDITIONS TO OBLIGATIONS OF PURCHASER	57
7.01	Representations and Warranties	57
7.02	Performance	58
7.03	Officer's Certificate	58
7.04	Orders and Applicable Laws	58
7.05	Resignations	58
7.06	FIRPTA Certificate	58
7.07	Management Agreement	58

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

7.08	Transition Services Agreement	58
7.09	No Material Adverse Effect	58
7.10	No Pending Action	58
7.11	Indemnity Escrow Agreement	59
7.12	Consents	59
7.13	HSR Act	59
7.14	Indebtedness	59
Article VII.	CONDITIONS TO OBLIGATIONS OF SELLER	59
8.01	Representations and Warranties	59
8.02	Performance	59
8.03	Officer's Certificate	60
8.04	Orders and Applicable Laws	60
8.05	Governmental Approvals	60
8.06	Transition Services Agreement	60
8.07	Indemnity Escrow Agreement	60
8.08	HRS Act	60
Article IX.	TAX MATTERS	60
9.01	Transfer Taxes	60
9.02	Tax Returns, Refunds and Other Tax Matters	60
9.03	Audits	61
9.04	Cooperation	62
Article X.	TERMINATION	62
10.01	Termination	62
10.02	Effect of Termination	62
Article XI.	INDEMNIFICATION	63
11.01	Survival	63
11.02	Indemnification	64
11.03	Third Party Claims	65
11.04	Limitations on Indemnification	66
11.05	No Contribution	67
11.06	Information	67
11.07	Set-Off	67
11.08	Remedies Exclusive	68
11.09	Non-Recourse	68
11.10	Treatment of Indemnification	68
Article XII.	MISCELLANEOUS	68
12.01	Entire Agreement; No Third Party Beneficiaries	68
12.02	Expenses	69
12.03	Confidentiality	69
12.04	Announcements	69
12.05	No Waiver	70
12.06	Amendments	70
12.07	Addresses for Notices	70
12.08	Captions	71
12.09	Severability	71

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

12.10	Assignment	71
12.11	Counterparts	71
12.12	Disclosure	71
12.13	Specific Performance	72
12.14	Governing Applicable Law	72
12.15	Arbitration	72
12.16	New York Courts	73
12.17	Damages	73
12.18	Waiver of Jury Trial	74

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Exhibit A                Form of Indemnity Escrow Agreement
Exhibit B                Form of Assignment Agreement
SCHEDULES
Schedules
Schedule 1.01(a)    Advanced Development Projects
Schedule 1.01(b)    Permitted Liens - Other
Schedule 1.01(c)    Pre-Approved Expenditures
Schedule 1.01(d)    Projects
Schedule 1.01(e)    Specified Employee Bonus Plans
Schedule 1.01(f)    Intercompany Loan Amount
Schedule 2.07(a)    Specified Projects
Schedule 2.07(b)    Employee Payment Calculations
Schedule 3.01(b)(ii)    Seller's Approvals
Schedule 3.02(b)(ii)    Seller's Parent Approvals
Schedule 4.02(a)    Capitalization
Schedule 4.03(a)    Company Subsidiaries
Schedule 4.03(b)    Company Subsidiaries Permitted Liens
Schedule 4.03(c)    Outstanding Obligations
Schedule 4.04(b)    Company Approvals
Schedule 4.06(a)    Liabilities
Schedule 4.06(b)    Company Subsidiary Debt
Schedule 4.08    Absence of Certain Changes
Schedule 4.09    Legal Proceedings
Schedule 4.10    Compliance with Applicable Laws
Schedule 4.11(a)(i)     Company Contracts - General
Schedule 4.11(a)(ii)    Company Contracts - Exclusive Licenses
Schedule 4.11(a)(iii)    Company Contracts - Arms Length Negotiation
Schedule 4.11(a)(iv)    Company Contracts - Teaming Agreements
Schedule 4.11(a)(v)    Company Contracts - Exclusivity Arrangements
Schedule 4.11(a)(vi)    Company Contracts - Sharing Arrangements
Schedule 4.11(a)(vii)    Company Contracts - Prohibitions on Competition
Schedule 4.11(a)(viii)    Company Contracts - Disposition of Securities
Schedule 4.11(a)(ix)    Company Contracts - Change of Control Cash Payments
Schedule 4.11(a)(x)    Company Contracts - Hedging
Schedule 4.11(a)(xi)    Company Contracts - L/Cs; Bonds
Schedule 4.11(a)(xii)    Company Contracts - Director and Officer Indemnification
Schedule 4.11(a)(xiii)    Company Contracts - Development Project Easements
Schedule 4.11(c)    Company Contract Defaults
Schedule 4.12        Taxes
Schedule 4.12(a)(viii)    Tax Treatment of Certain Company Subsidiaries
Schedule 4.12(a)(xviii)    Cash Grant Applications (Submitted)
Schedule 4.12(a)(xix)    Cash Grant Applications (Obligation to Submit)
Schedule 4.13(a)    Employee Matters
Schedule 4.13(b)    Company Employee Benefit Plans
Schedule 4.13(d)    Employee Payments
Schedule 4.14        Insurance
Schedule 4.15        Environmental Matters
Schedule 4.16        Intellectual Property

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Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Schedule 4.17        Real Property
Schedule 4.17(c)    Environmental/Title Reports
Schedule 4.18         Condemnation
Schedule 4.19        Related Party Transactions
Schedule 4.23        Restrictions on Business Activities
Schedule 4.24(a)    Project Development - Capacity; Title Reports
Schedule 4.24(b)    Project Development - Deposits
Schedule 4.24(c)    Project Development - Interconnection
Schedule 4.24(d)    Project Development - FERC
Schedule 4.25        Bank Accounts
Schedule 4.26(a)    Consultants; Employees
Schedule 4.26(c)    Offer Letters
Schedule 4.26(d)    Secondment; Leave; Leased Employees
Schedule 4.26(e)    Termination of Employment Contracts
Schedule 4.26(f)    Resignation of Key Employees
Schedule 5.03(b)    Purchaser's Approvals & MEMC's Approvals
Schedule 6.02(c)(vi)    Employee Payment Increases
Schedule 6.02(c)(vii)    Entering into Affiliate Contracts
Schedule 6.19        Support Obligations
Schedule 7.05        Resignations
Schedule 7.12        Consents
Schedule 11.02(a)(ix)    Additional Indemnities

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

STOCK SALE AGREEMENT
This STOCK SALE AGREEMENT is made as of August 3, 2011 (this “Agreement”), by and among MEMC Holdings Corporation, a Delaware corporation (“Purchaser”); solely for purposes of Article I, Section 2.01, Section 2.07, Section 2.08, Section 6.15, Section 6.16, Section 10.02, Article XI and Article XII, MEMC Electronic Materials, Inc., a Delaware corporation (“MEMC”); Fotowatio Renewable Ventures, S.L., a Sociedad Limitada organized under the laws of the Kingdom of Spain (“Seller”); and solely for purposes of Article I, Article V, Section 2.01, Section 3.02, Section 6.06, Section 6.12, Section 6.16(c), Section 10.02, Article XI and Article XII, Fotowatio S.L., a Sociedad Limitada organized under the laws of the Kingdom of Spain (“Seller's Parent”). Purchaser, Seller and Seller's Parent are each referred to herein as a “Party” or, collectively, as the “Parties,” (provided that (i) MEMC shall constitute a Party solely for the purposes of Article I, Section 2.01, Section 2.07, Section 2.08, Article V, Section 6.15, Section 6.16, Section 10.02, Article XI and Article XII, and Seller's Parent shall constitute a Party solely for purposes of Article I, Section 2.01, Section 3.02, Section 6.06, Section 6.12, Section 6.16(c), Section 10.02, Article XI and Article XII).
WITNESSETH:
WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Fotowatio Renewable Ventures, Inc., a Delaware corporation (the “Company”).
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the issued and outstanding capital stock of the Company upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.DEFINITIONS

1.01.    Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“AAA” has the meaning given to that term in Section 12.15(a).

“Acquisition Proposal” has the meaning given to that term in Section 6.06.
“Action” means any action, suit, proceeding, arbitration or Governmental Authority investigation.
“Adjusted Specified MW” means, with respect to each Specified Project, the MW as approved by the CPUC pursuant to the CPUC Approval for such Specified Project if less than the applicable Total Specified MW.
“Adjustment Amount” has the meaning given to that term in Section 2.03(b).
“Adjustment Statement” has the meaning given to that term in Section 2.03(b).
“Adobe Project” means the Project owned by FRV Adobe Solar, L.P.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

“Advanced Development Projects” means those Projects set forth on Schedule 1.01(a).
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities or ownership interests, by Contract or otherwise.
“Agreed Estimated Closing Statement” has the meaning given to that term in Section 2.03(a).
“Agreement” has the meaning given to that term in the preamble to this Agreement, as the same may be amended from time to time.
“Antelope Project” means the Project owned by FRV Mojave Solar 4, L.P.
“Applicable Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any non-U.S. country or any state, county, city, province, territory or other political subdivision thereof or of any Governmental Authority.
“Agreed Estimated Closing Balance Sheet” has the meaning given to that term in Section 2.03(a).
“Assignment Agreement” has the meaning given to that term in Section 6.15(a).
“Austin Commercial Operation Date” means the date on which “COD Commissioning Completion” occurs under, and as defined in, the Engineering, Procurement and Construction Contract, dated as of February 18, 2011, by and between RES (Construction), LP and FRV AE Solar, LLC, as amended by the First Amendment to Engineering, Procurement and Construction Contract, dated as of March 15, 2011.
“Austin Deferred Payment” has the meaning given to that term in Section 2.08.
“Austin Employee Payments” has the meaning given to that term in Section 2.08.
“Austin PPA” means that certain Solar Power Purchase Agreement, dated as of August 13, 2009, by and between FRV AE Solar, LLC (as assignee of FRV DevCo, LLC (f/k/a Gemini Solar Development Company, LLC)) (“FRV AE Solar”) and the City of Austin, a Texas home-ruled municipal corporation, acting by and through its municipally owned electric utility, Austin Energy (“City of Austin”), as amended by that certain Amendment to Solar Power Purchase Agreement, dated as of May 26, 2010, and as further amended by that certain Second Amendment to Solar Power Purchase Agreement, dated as of August 1, 2010.
“Austin Project” means the 30MW AC solar electric generating facility and Interconnection Facilities (as defined in the Austin PPA) located on the City of Austin's Webberville, Texas property, including but not limited to, all of the following, the purpose of which is to produce electricity and deliver such electricity to the Delivery Point (as defined in the Austin PPA): equipment, buildings, all of the generating facilities, including generators, step-up transformers, output breakers, facilities necessary to connect to the Delivery Point, protective and associated equipment, improvements, and other tangible assets or contract rights reasonably necessary for the construction, operation and maintenance of the electric generating facility that produces the Energy (as defined in the Austin PPA) subject to the Austin PPA.
“Austin Project Determination Date” means the Austin Commercial Operation Date, provided, that

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

if the Austin Commercial Operation Date occurs later than December 15, 2011, the Austin Project Determination Date shall only occur if monetization of the tax benefits for the Austin Project occurs no later than December 31, 2011.
“Balance Sheet” has the meaning given to that term in Section 4.05.
“Base Purchase Price” has the meaning given to that term in Section 2.02(a).
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York or San Francisco, California are authorized or obligated to close.
“Business Marks” means the names “FRV”, “Fotowatio Renewable Ventures, Inc.”, and “Fotowatio”, the domains “www.frv.com” and “www.renewableventures.com” and any trade, corporate or business names or trademarks related thereto or including the wording “FRV”, “Fotowatio Renewable Ventures, Inc.” or “Fotowatio”, in whole or in part, or any derivation or variation of the foregoing.
“CAISO” has the meaning, with respect to each Specified PPA, set forth in such Specified PPA.
“CAISO Tariff” has the meaning, with respect to each Specified PPA, set forth in such Specified PPA.
“Capital Commitments” means all binding contractual commitments to make expenditures relating to the Properties, the Projects or the Sites incurred by the Company or any Company Subsidiary that extend beyond the Closing Date, but only to the extent the same are Pre-Approved Expenditures.
“Capital Contributions” means, other than Support Obligations that will be replaced by Purchaser pursuant to Section 6.19 and without duplication of any Intercompany Loan Amount, the amount of capital contributed by Seller to support the ongoing activities of the Company or a Company Subsidiary, calculated as follows: (a) with respect to the period prior to July 1, 2011, $4,563,116.61 plus (b) with respect to the period from July 1, 2011 through the Closing Date, the aggregate amount of Pre-Approved Expenditures funded by capital contributions by Seller to the Company or any Company Subsidiary, plus (c) the amount of capital contributions by Seller to the Company or any Company Subsidiary that remain as cash or a cash equivalent of the Company or any Company Subsidiary on the Closing Date.
“Capital Contribution Adjustment Amount” has the meaning given to that term in Section 2.03(b).
“Cash Grant” means a cash grant in lieu of the available energy tax credit pursuant to Section 48 of the Code under the terms of Section 1603 of the American Recovery and Reinvestment Act of 2009 and any rules, regulations or other guidance promulgated thereunder.
“Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events, other than in connection with the exercise of a Repurchase Option:
(a)    any Person, or group of Persons acting as a group (other than MEMC or a wholly-owned subsidiary of MEMC), acquires, directly or indirectly, more than fifty percent (50%) of the voting power in a Specified Project Company;
(b)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) a Specified Project Company (other than with MEMC or a wholly-owned subsidiary of MEMC) if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

or equity holders of such Specified Project Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or
(c)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of a Specified Project Company (other than to or with MEMC or a wholly-owned subsidiary of MEMC).
“Claim” means any demand, claim or Action.
“Closing” means the consummation of the transactions to be taken on the Closing Date contemplated by this Agreement.
“Closing Employee Payments” has the meaning given to that term in Section 2.02(a)(v).
“Closing Date” means (a) the second (2nd) Business Day following the date on which the last of the conditions set forth in Article VII and Article VIII (other than the Closing Date Conditions, but subject to the satisfaction or waiver thereof at the Closing) are satisfied or waived by the applicable Parties or (b) such other date as the Parties mutually agree upon in writing.
“Closing Date Conditions” means the conditions set forth in Article VII and Article VIII that only can be satisfied or are satisfied as of the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning given to that term in the recitals to this Agreement.
“Company Approvals” has the meaning given to that term in Section 4.04(b).
“Company Contracts” has the meaning given to that term in Section 4.11(a).
“Company Employee Benefit Plan” means any Employee Benefit Plan established or maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes, in which Company Employees participate.
“Company Employees” means, collectively, all current and former employees (including those individuals who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) of the Company and any Company Subsidiary.
“Company IP” means all Intellectual Property owned by the Company or any Company Subsidiary.
“Company Permits” has the meaning given to that term in Section 4.07.
“Company Securities” has the meaning given to that term in Section 4.02.
“Company Subsidiary” has the meaning given to that term in Section 4.03(a).
“Conclusive Adjustment Amount” has the meaning given to that term in Section 2.03(e).

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

“Conclusive Adjustment Statement” has the meaning given to that term in Section 2.03(d).
“Conclusive Statement” has the meaning given to that term in Section 2.03(d).
“Contract” means any contract, agreement, lease, license, evidence of Indebtedness, mortgage, indenture or security agreement.
“CPUC” means the California Public Utilities Commission and any successor thereto.
“CPUC Approval” means, with respect to each Specified PPA, the issuance of a final non-appealable decision by the CPUC approving such Specified PPA without any condition or modification, in any such case, that is not reasonably acceptable to Purchaser, other any such condition or modification related to reduction in capacity unless such reduction in capacity is in excess of the Maximum Capacity Reduction Trigger.
“Deductible Specified Environmental Remediation Costs” means any Specified Environmental Remediation Costs incurred by Purchaser or any of its Affiliates (including the Specified Project Companies) with respect to the Specified Projects, taken as a whole, that are in an aggregate amount greater than $[*****]; provided, however, that the maximum amount of Deductible Specified Environmental Remediation Costs shall not exceed $[*****].
“DEIR” means a Draft Environmental Impact Report.
“Deposits” means those deposits with respect to the Projects as set forth on Schedule 4.24(b).
“De Minimis Loss” has the meaning given to that term in Section 11.04(a).
“Development Projects” means the Projects listed under the heading “Development Projects” on Schedule 1.01(d).
“Disclosure Schedule” means (a) with respect to Seller, the lists, descriptions, exceptions and other information and materials prepared by Seller and attached to this Agreement on the date hereof and as supplemented pursuant to the last sentence of Section 6.05, and (b) with respect to Purchaser, the lists, descriptions, exceptions and other information and materials prepared by Purchaser and attached to this Agreement on the date hereof.
“Dispute” has the meaning given to that term in Section 12.15(a).
“Employee Benefit Plan” means any (a) nonqualified deferred compensation, (b) qualified defined contribution retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan, program or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or fringe benefit plan or program, or (e) profit sharing, bonus, phantom stock, option, stock or share appreciation right, incentive, profits interest or other equity, employment, change in control, or severance plan, program or agreement (other than offer letters and other agreements without provisions calling for separation payments or the provision of benefits following termination of employment, other than COBRA and other post-termination benefits required by Applicable Law).
“Employee Payments” means the payments to the Company Employees that are due to such

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Employees under the Specified Employee Bonus Plans.
“Employee Payment Calculation” has the meaning given to that term in Section 6.14(a).
“Employee Pension Benefit Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA.
“Employee Welfare Benefit Plan” means an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.
“Enforceability Exceptions” has the meaning given to that term in Section 3.01(a).
“Environmental Attributes” means any and all environmental air quality credits, renewable energy credits, green credits, carbon credits, emissions reduction credits, certificates, tags, offsets, allowances, or similar rights available under currently existing Applicable Laws and resulting from the avoidance of the emission of any gas, chemical, or other substance, including mercury, nitrogen oxide, sulfur dioxide, carbon dioxide, carbon monoxide, particulate matter or similar pollutants or contaminants.
“Environmental Condition” means the presence, Release, threatened Release, or disposal of any Hazardous Substance at, in, on, from or affecting the Projects or any violation of any Environmental Law with respect to the Company or any Company Subsidiary.
“Environmental Laws” means any and all Applicable Laws (including voluntary programs intended to facilitate voluntary remediation of a Release or Environmental Condition to the extent applicable to the Company, Company Subsidiaries or the Projects), Orders, guidelines, codes or other legally enforceable requirements of any Governmental Authority regulating or imposing Liability concerning pollution and protection of the environment (including but not limited to reclamation and restoration), natural resources, natural habitats or endangered species or health and human safety.
“Environmental Liability” means any Liability (including any Liability for natural resource damages, costs of environmental remediation, fines, attorneys' fees or penalties), arising under any Environmental Laws.
“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of the issuing entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Capital Contributions” has the meaning given to that term in Section 2.03.
“Estimated Closing Statement” has the meaning given to that term in Section 2.03(a).
“Estimated Intercompany Loans” has the meaning given to that term in Section 2.03(a).
“Estimated Transaction Expenses” has the meaning given to that term in Section 2.04(a).
“Excess Specified Network Upgrade Costs” means, to the extent applicable, with respect to each Specified Project, the amount of Specified Reimbursable Network Upgrade Costs that must be converted to

Exhibit 10.86
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REDACTED VERSION

Specified Non-Reimbursable Network Upgrade Costs in order to cause the Specified Reimbursable Network Upgrade Costs to be below the Maximum Specified Reimbursable Network Upgrade Costs.  For example, if a Qualified Interconnection Study for the Adobe Project reflects Specified Reimbursable Network Upgrade Costs equal to $12,000,000 and the CAISO agrees to convert at least $2,000,000 of Specified Reimbursable Network Upgrade Costs to Specified Non-Reimbursable Network Upgrade Costs, then the Excess Specified Network Upgrade Costs shall be equal to $2,000,000. If the CAISO does not agree to convert $2,000,000 of Specified Reimbursable Network Upgrade Costs to Specified Non-Reimbursable Network Upgrade Costs, then the Specified Network Upgrade Condition shall only be satisfied under clauses (b), (c) or (d) thereof.
“FEIR” means a Final Environmental Impact Report.
“FERC” has the meaning given to that term in Section 4.24(d).
“Financial Statements” has the meaning given to that term in Section 4.05.
“Fraud” means conduct constituting fraud under New York law, including intentional misrepresentation, but excluding conduct constituting negligent misrepresentation or conduct involving an intentional breach of a Contractual obligation that is done with any intent to defraud the non-breaching party at a time that a Person has current, actual knowledge that such conduct constitutes a breach of such Contractual obligation.
“Fundamental Representations” has the meaning given to that term in Section 11.01(a).
“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified periods.
“GE Parties” has the meaning given to that term in Section 4.19.
“Government Contracts” has the meaning given to that term in Section 4.22.
“Governmental Approval” means any authorization, consent, approval, license, permit, franchise, tariff, rate, certification, agreement, directive, waiver, exemption, variance or Order of any Governmental Authority.
“Governmental Authority” means any governmental authority, agency, department, board, commission or instrumentality of the United States or any non-U.S. country, any state or local body of the United States or any non-U.S. country or any political subdivision of any of the foregoing, and any tribunal, court or arbitrator(s) of competent jurisdiction.
“Hazardous Substance” means those materials or substances included within any definition or listings of “hazardous materials”, “hazardous substances,” “medical waste,” “special waste,” “hazardous waste,” “extremely hazardous substance,” or “toxic substances,” under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Taxes” means all franchise Taxes and all Taxes imposed on or measured by net income or gross profits or gross receipts or capital (but excluding sales, use, value added and property Taxes), together with all interest, penalties and additions imposed with respect to such amounts.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

“Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, whether current or funded, secured or unsecured, including, without limitation, all amounts payable under or pursuant to any credit facility or loan agreement (including without limitation the Intercompany Loans); (b) that portion of obligations with respect to capital leases that is properly classified (or should be properly classified) as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to the Company, which have been endorsed by the Company for collection in the ordinary course of business and, to the extent applicable, consistent with past practice); (d) all amounts drawn under outstanding letters of credit; (e) all interest rate swap, derivative or similar arrangements; (f) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and checks payable to the Company which have been endorsed by the Company for collection in the ordinary course of business and, to the extent applicable, consistent with past practice); (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of the Company Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property); (h) all obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien; (i) all obligations of a type referred to in clauses (a)-(h) which is directly or indirectly guaranteed by the Company or one of the Company Subsidiaries or which the Company or such Company Subsidiary has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (j) any refinancings of the foregoing, including principal, interest, prepayment penalties and similar obligations thereto and Taxes associated with the payment of any such amount, and (k) all payment obligations in respect of declared, accrued or otherwise payable dividends, distributions or similar payments payable to the Seller. For clarification, it is understood that the following shall not constitute “Indebtedness” hereunder: operating leases, power purchase agreements, the Support Obligations, trade payables and accrued expenses (including accrued interest) and prepaid or deferred revenue arising in the ordinary course of business and, to the extent applicable, consistent with past practice.
“Indemnified Directors and Officers” means any individual who served as a director or officer of the Company or Company Subsidiaries prior to the Closing Date.
“Indemnified Party” means, in the case of an indemnification claim pursuant to Section 11.02(a), Purchaser, any Affiliate of Purchaser (including, upon the Closing, the Company and the Company Subsidiaries) or their respective officers, directors, employees, successors and permitted assigns, and in the case of an indemnification claim pursuant to Section 11.02(b), Seller, any Affiliates of Seller or their respective officers, directors, employees, successors and permitted assigns.
“Indemnifying Party” means, in the case of an indemnification claim pursuant to Section 11.02(a), Seller, Seller Parent and their successors and permitted assigns and, in the case of an indemnification claim pursuant to Section 11.02(b), Purchaser and its successors and permitted assigns.
“Indemnity Escrow Account” has the meaning given to that term in Section 2.02(b).
“Indemnity Escrow Agent” means U.S. Bank, national association.
“Indemnity Escrow Agreement” has the meaning given to that term in Section 2.06(c).
“Indemnity Threshold” has the meaning given to that term in Section 11.04(a).

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

“Intellectual Property” means all intellectual property, including: (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content; (c) trademarks, service marks, trade dress, logos, Internet domain names, any and all common law rights thereto, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; and (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, and lists.
“Intercompany Loan Adjustment Amount” has the meaning given to that term in Section 2.03(b).
“Intercompany Loan Amount” means, without duplication of any Capital Contribution, (a) $1,864,237.00, which represents the principal amount advanced under the Intercompany Loans from and after March 1, 2011 until the date of this Agreement used for the purposes set forth on Schedule 1.01(f), plus (b) the aggregate principal amount advanced under the Intercompany Loans during the Interim Period but only to the extent the same are made in order to permit the Company and the Company Subsidiaries to make a Pre-Approved Expenditure that is made prior to the Closing Date.
“Intercompany Loans” means the intercompany loan agreements by and among Seller to the Company and Company Subsidiaries, as applicable.
“Interim Period” has the meaning given to that term in Section 6.01.
“Knowledge of Seller” means the actual knowledge of Stephen Holman, Jose Luis Blasco, Pablo Valencia and Jose Benjumea as of the date hereof and as of the Closing Date after reasonable inquiry, which shall be limited to reasonable investigation of the documents in the Company's and Company Subsidiary's possession and of the Company Employee generally responsible for the subject matter to which knowledge is pertinent, or receipt of actual notice by such person that clearly conveys the specific matter in respect which knowledge is pertinent.
“Leased Real Property” means any real property leased by the Company or any Company Subsidiary pursuant to a Contract.
“Liabilities” means all Indebtedness, other obligations and other liabilities of a Person (whether known, asserted, liquidated, absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including any liability for Taxes.
“Liens” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, or conditional sale or other title retention device or arrangement.
“Loss” or “Losses” has the meaning given to that term in Section 11.02(a).
“Made Available” means (a) the respective documents and materials that were posted to the Merrill DataSite website in the folder named “Juniper” by 5:00pm pacific at least two (2) Business Days prior to the date hereof, and (b) any Company Contract, Company Permit or any additional documents or materials, each to the extent in accordance with the last sentence of Section 6.05 hereof.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (“Effect”), individually or in the aggregate, and taken together with all other Effects that (x) is, or is reasonably expected to be, materially adverse to the operations, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole, or (y) would, individually or in the aggregate, result in a material adverse effect on Seller's or Seller Parent's ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that any Effect attributable to (a) any change affecting the international, national, regional, state, provincial or local electric generating, transmission or distribution industry in which Company and the Company Subsidiaries operate, (b) any change in political conditions, including any engagement of hostilities, act of war or terrorist activity or any change imposed by a Governmental Authority associated with additional security, (c) any effect of weather, geological or meteorological events, (d) any change in GAAP (including the rules and principles related to accelerated depreciation), (e) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees), (f) any change or development in any foreign exchange, financial, banking or securities market (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, or limitation on prices for, securities on a securities market (including an over-the-counter market), exchange or trading platform) or the economy in general or (g) any labor strike, request for representation, organizing campaign, work stoppage, slowdown, lockout or other labor dispute affecting a third-party (except for any change, event or Effect described in (a) through (d) and (f) that has a disproportionate effect relative to other industry participants on the Company and the Company Subsidiaries, taken as a whole) shall not be considered a Material Adverse Effect.
“Material Specified Action” means (i) termination by Purchaser or any of its Affiliates of a Specified PPA, termination of a Specified PPA arising from a default by Purchaser or any of its Affiliates that is within Purchaser's or its Affiliates' control or amendment or waiver by Purchaser or any of its Affiliates of any term of a Specified PPA that will result in the failure to achieve a Specified Project Condition Date, (ii) termination by Purchaser or any of its Affiliates of an interconnection agreement or application therefore with respect to a Specified Project, termination of any such interconnection agreement or application therefore arising from a default by Purchaser or any of its Affiliates that is within Purchaser's or its Affiliates' control or any amendment or waiver by Purchaser or any of its Affiliates of any term of any such interconnection agreement or application therefore that will result in the failure to achieve a Specified Project Condition Date, or (iii) any breach by Purchaser or any of its Affiliates of the CAISO Tariff that will result in the failure to achieve a Specified Project Condition Date in each case set forth in subclauses (i), (ii) and (iii) above, other than if any such action is a Permitted Purchaser Action.
“Material Specified Action Trigger” means (i) termination by Purchaser or any of its Affiliates of a Specified PPA, a default by Purchaser or any of its Affiliates under such Specified PPA that is within Purchaser's or its Affiliates' control that would reasonably be expected to result in the failure to achieve a Specified Project Condition Date or amendment or waiver by Purchaser or any of its Affiliates of any term of a Specified PPA that would reasonably be expected to result in the failure to achieve a Specified Project Condition Date, (ii) termination by Purchaser or any of its Affiliates of an interconnection agreement or application therefore with respect to a Specified Project, a default by Purchaser or any of its Affiliates under any such interconnection agreement or application therefore that is within Purchaser's or its Affiliates' control that would reasonably be expected to result in the failure to achieve a Specified Project Condition Date or any amendment or waiver by Purchaser or any of its Affiliates of any term of any such interconnection agreement or application therefore that would reasonably be expected to result in the failure to achieve a

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Specified Project Condition Date, or (iii) any breach by Purchaser or any of its Affiliates of the CAISO Tariff that would reasonably be expected to result in the failure to achieve a Specified Project Condition Date in each case set forth in subclauses (i), (ii) and (iii) above, other than if any such action is a Permitted Purchaser Action.
“Maximum Capacity Reduction Trigger” means, with respect to the applicable Specified Project, the Adjusted Specified MW is less than 50% of the Total Specified MW.
“Maximum Specified Reimbursable Network Upgrade Costs” means (i) with respect to the Adobe Project, $[*****], (ii) with respect to the Antelope Project, $[*****], (iii) with respect to the Mojave Project, $[*****], and (iv) with respect to the Regulus Project, $[*****].
“MEMC” has the meaning given to that term in the preamble to this Agreement.
“MEMC's Approvals” has the meaning given to that term in Section 5.03(b).
“Mojave Project” means the Project owned by FRV Mojave Solar, L.P.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“MW” means megawatt ac.
“Neutral Accounting Arbitrator” has the meaning given to that term in Section 2.03(d).
“Non-Competition Period” has the meaning given to that term in Section 6.11(a).
“Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated as of February 11, 2011, by and between the Company and Purchaser, as amended on July 14, 2011.
“Non-Solicit Period” has the meaning given to that term in Section 6.11(b).
“Optioned Real Property” means that real property that is subject to an option to purchase or lease as set forth on Schedule 4.17.
“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).
“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person, which establish the legal existence of such Person.
“Parachute Payments” has the meaning given to that term in Section 6.04(e).
“Party” and “Parties” have the meanings given to those terms in the preamble to this Agreement.
“Permit Applications” has the meaning given to that term in Section 4.07(c).
“Permitted Encumbrances” means those restrictions on transfer imposed by applicable securities laws

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

by virtue of a security not having been registered under the Securities Act of 1933, as amended.
“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent; (b) any Lien reflected in the Balance Sheet; (c) any purchase money Lien arising in the ordinary course of business and, to the extent applicable, consistent with past practice; (d) all matters that are disclosed (whether or not subsequently deleted or endorsed over) in the title policies insuring any Property; (e) all matters that are disclosed in the title reports listed on Schedule 4.17(c); (f) imperfections or irregularities of title and other Liens on any Real Property that do not, in the aggregate, materially detract from the value of the affected Property; (g) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any Real Property, which are not violated by the current or currently proposed use and operation of the Real Property or in connection with the business of the Company and its Company Subsidiaries; (h) all matters of record, that do not, in the aggregate, materially detract from the value of the affected Real Property or, individually or in the aggregate, materially impair the occupancy or use of the affected Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company and its Company Subsidiaries; (i) pledges and deposits made in the ordinary course of business and, to the extent applicable, consistent with past practice in compliance with workers' compensation, unemployment insurance and other social security Applicable Laws; (j) any Lien that is released on or prior to the Closing (to the extent utilizing Pre-Approved Expenditures); (k) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, arising in the ordinary course of business and, to the extent applicable, consistent with past practice but not yet delinquent, and statutory or common law Liens to secure claims for labor, materials or supplies arising in the ordinary course of business and, to the extent applicable, consistent with past practice but not yet delinquent; and (l) the other matters identified on Schedule 1.01(b).
“Permitted Purchaser Action(s)” means any action(s) taken by Purchaser or any of its Affiliates (i) to comply with Applicable Law or the terms of any Contract (including, without limitation, the Specified PPAs), (ii) in good faith in an effort to cause the Specified Project Condition Date to occur, or (iii) after a Specified Project becomes a Specified Denied Project for any reason.
“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or other entity.
“Pre-Approved Expenditures” means (i) those expenditures set forth on Schedule 1.01(c), plus (ii) an amount equal to 10% of the amounts set forth on Schedule 1.01(c) to the extent in the case of subclause (i) or subclause (ii) any such additional amounts are for expenditures incurred by the Company or a Company Subsidiary in the ordinary course of business subsequent to April 1, 2011 and, to the extent applicable, consistent with past practice in payment for items that are the same or substantially similar to items listed on Schedule 1.01(c).
“Pre-Deferred Payment Escrow Disbursements” has the meaning given to that term in Section 6.17.
“Pre-Deferred Payment Escrow Employee Payments” has the meaning given to that term in Section 6.18.
“Projects” means those development, construction and operational projects set forth on Schedule 1.01(d).
“Properties” means all assets and properties of every kind, nature, character and description (whether

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

real, personal or mixed, whether tangible or intangible, and wherever situated).
“Purchase and Sale Agreement” has the meaning given to that term in Section 6.15(b).
“Purchaser's Approvals” has the meaning given to that term in Section 5.03(b).
“Purchaser” has the meaning given to that term in the preamble to this Agreement.
“Qualified Interconnection Study” means (i) with respect to the Adobe Project, receipt of both a System Impact Study and Facilities Study Report (or their equivalents), (ii) with respect to the Antelope Project, receipt of QC2 Phase II Interconnection Study Report (or its equivalent), (iii) with respect to the Mojave Project, receipt of QC2 Phase II Interconnection Study Report (or its equivalent), and (iv) with respect to the Regulus Project, receipt of both a QC2 Phase I Interconnection Study Report and QC2 Phase II Interconnection Study Report (or their equivalents).
“Real Property” means, collectively, the Leased Real Property and Optioned Real Property.
“Real Property Leases” has the meaning given that term in Section 4.17(b).
“Regulatory Filings” has the meaning given to that term in Section 6.03(c)(i).
“Regulus Project” means the Project owned by FRV Regulus Solar, L.P.
“Release” has the meaning set forth in CERCLA, 42 USC 9601.
“Renegotiation Trigger” has the meaning given that term in Section 6.15(b).
“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, accountants, financial advisers, engineers and consultants.
“Repurchase Notice” has the meaning given to that term in Section 6.15(a).
“Repurchase Option” has the meaning given to that term in Section 6.15(a).
“Resolution Period” has the meaning given to that term in Section 2.03(c).
“Restricted Persons” has the meaning given to that term in Section 6.11(a).
“Seller” has the meaning given to that term in the preamble to this Agreement.
“Seller's Actual Knowledge” means the actual knowledge of Stephen Holman, Jose Luis Blasco, Pablo Valencia and Jose Benjumea.
“Seller's Approvals” has the meaning given to that term in Section 3.01(b)(ii).
“Seller's Parent” has the meaning given to that term in the preamble to this Agreement.
“Seller's Parent's Approvals” has the meaning given to that term in Section 3.02(b)(ii).
“Seller's Statement” has the meaning given to that term in Section 2.03(c).

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

“Set-Off Amount” means, as of the date of determination, the cumulative aggregate amount set-off by Purchaser against the Total Purchase Price pursuant to Section 11.07.
“Shares” means the 1,000,000 shares of Common Stock, par value $.01 per share, of the Company owned by Seller.
“Site” means the real property and improvements thereon forming a part of, or used or usable in connection with, the Projects. Any reference to a Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items “at the Site” shall include all items “at, on, in, upon, over, across, under and within” the Site.
“Specified Acquisition Proposal” has the meaning given to that term in Section 6.16(c).
“Specified Adjustment Amount” means, with respect to each Specified Project, a dollar amount equal to (x) the product of (i) the Specified Base Deferred Payment for such Specified Project and (ii) a fraction, the numerator of which is the Total Specified MW for such Specified Project minus the Adjusted Specified MW for such Specified Project and the denominator of which is the Total Specified MW for such Specified Project (provided that, subject to Seller's Repurchase Option, as set forth in Section 6.15, if such fraction is less than 0.5, then such fraction shall be 0.5 for this purpose) plus (y) the Excess Specified Network Upgrade Costs which the Seller has agreed or is required to fund in accordance with Section 6.16(e) for such Specified Project.
“Specified Base Deferred Payment” means (i) with respect to the Regulus Project, $[*****], (ii) with respect to the Adobe Project, an aggregate of US $[*****], (iii) with respect to the Antelope Project, an aggregate of $[*****], and (iv) with respect to the Mojave Project, an aggregate of $[*****].
“Specified Covenants” means (i) all covenants or obligations of the Seller or the Seller Parent that are required to be performed at or at any time after the Closing and (ii) the covenants set forth in Sections 6.02(b)(i), (ii), (iii), (v), (iv), (viii), (ix) and (x) to the extent such covenants related to any Specified Covenant; Section 6.02(c); 6.02(d); Section 6.03; Section 6.06; Section 6.13; and Article IX.
“Specified Denied Project” has the meaning given to that term in Section 6.15(a).
“Specified Denied Project Transfer Date” has the meaning given to that term in Section 6.15(a).
“Specified Employee Bonus Plans” means those existing SAR Awards, employee offer letter commitments, severance or other termination benefits payable pursuant to the terms of any employment agreement or offer letter, Bonus Payment Agreements, SAR Payment Agreements and Plan to Issue Share Appreciation Rights in Fotowatio Renewable Ventures, Inc., all set forth on Schedule 1.01(e) as such Schedule exists on the date hereof.
“Specified Environmental Remediation” means, within the twelve-month period following the Closing Date, the issuance of either a DEIR or an FEIR that includes a condition that, in order to build the Total Specified MW capacity required by the terms of the applicable Specified Project PPA or such lesser capacity as the Purchaser may deem advisable, would require Purchaser (if Purchaser were to seek to satisfy such condition) to implement a mitigation measure that would require (if Purchaser were to seek to satisfy such condition) the applicable Specified Project to secure offsite property to mitigate an environmental impact on biological resources (as defined in the Environmental Impact Report) and/or agricultural resources (as

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

defined in the Environmental Impact Report).
“Specified Environmental Remediation Costs” means, with respect to an Specified Environmental Remediation, as follows:
(a) if the purchase of Real Property is necessary to comply with the mitigation measure in the applicable DEIR or FEIR, as the case may be, the cost shall be equal to the Total Land Mitigation Cost; and,

(b) if the grant of a conservation easement is necessary to comply with the mitigation measure in the applicable DEIR or FEIR, as the case may be, the cost shall be equal to the Total Conservation Easement Cost; and

(c) if there is a required mitigation measure in the applicable DEIR or FEIR, as the case may be, but such DEIR or FEIR does not expressly state whether the purchase of Real Property or the grant of a conservation easement is necessary to comply with the mitigation measure, the cost of any mitigation measure shall be deemed to be the Total Conservation Easement Cost, regardless of the mitigation measure taken.

“Specified Network Upgrade Condition” means the first to occur of the following:

(a)    issuance of Qualified Interconnection Studies or, with respect to the Antelope Project and the Mojave Project, a Qualified Interconnection Study, the most recent of, as applicable, which reflects Specified Reimbursable Network Upgrade Costs equal to or less than the Maximum Specified Reimbursable Network Upgrade Costs and a Specified Termination Event has not occurred by such date;
(b)    execution of an interconnection agreement that reflects Specified Reimbursable Network Upgrade Costs equal to or less than the Maximum Specified Reimbursable Network Upgrade Costs and a Specified Termination Event has not occurred by such date;
(c)    the date that is 61 days after the date a Qualified Interconnection Study is tendered to the Specified Utility in accordance with the applicable Specified PPA which reflects Specified Reimbursable Network Upgrade Costs greater than the Maximum Specified Reimbursable Network Upgrade Costs and a Specified Termination Event has not occurred by such date; or
(d)    the Specified Utility has acknowledged in writing the forfeiture or waiver of its termination right pursuant to Section 2.04(a)(iii) of the applicable Specified PPA.
“Specified Network Upgrade Costs” means, with respect to each Specified Project, the aggregate costs for transmission upgrades, or new transmission facilities required to interconnect the Generating Facility (as defined in the applicable Specified PPA), as such costs are determined under Section 2.04(a)(iii)(1) of the Specified PPA for such Specified Project.
“Specified Network Upgrade Trigger” means, with respect to any Specified Project, the point in time when the Excess Specified Network Upgrade Costs for such Specified Project are greater than [*****]% of the Maximum Specified Reimbursable Network Upgrade Costs for such Specified Project. For example, with respect to the Adobe Project, the Specified Network Upgrade Trigger shall occur if the Excess Specified Network Upgrade Costs exceed $[*****].
“Specified Non-Reimbursable Network Upgrade Costs” means, with respect to each Specified

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Project, the Specified Network Upgrade Costs that are not Specified Reimbursable Network Upgrade Costs.
“Specified Project Companies” means (i) FRV Adobe Solar, L.P., a Delaware limited partnership, (ii) FRV Mojave Solar 4, L.P., a Delaware limited partnership, (iii) FRV Mojave Solar, L.P., a Delaware limited partnership and (iv) FRV Regulus Solar, L.P., a Delaware limited partnership.
“Specified Project Condition Date” means with respect to each of the Specified Projects, the Business Day on which each of the following have occurred: (i) satisfaction of the Specified Network Upgrade Condition for such Specified Project, and (ii) receipt of CPUC Approval for such Specified Project.
“Specified Project Deferred Payment” means, with respect to each Specified Project, the applicable Specified Base Deferred Payment minus the Specified Adjustment Amount for such Specified Project.
“Specified Project Employee Payments” has the meaning given to that term in Section 2.07.
“Specified Project PPA” has the meaning given to that term in Section 2.07.
“Specified Projects” has the meaning given to that term in Section 2.07.
“Specified Reimbursable Network Upgrade Costs” means, with respect to each Specified Project, the Specified Network Upgrade Costs to the Specified Utility or any transmission provider under the jurisdiction of the CAISO, that are not paid or payable by the applicable Specified Project Company (without reimbursement from the Specified Utility or any other transmission provider) pursuant to the applicable Specified PPA, as such costs are determined under Section 2.04(a)(iii)(1) of the Specified PPA for such Specified Project.
“Specified Termination Event” means the termination of a Specified PPA pursuant to Section 2.04(a)(i)(1), Section 2.04(a)(i)(2) or Section 2.04(a)(iii) of a Specified PPA.
“Specified Utility” means utility party to the applicable Specified PPA and its successors and assigns.
“Statement” has the meaning given to that term in Section 2.03(b).
“Straddle Period” has the meaning given to that term in Section 9.02(b).
“subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the outstanding equity securities or securities carrying the voting power in the election of the board of directors or other governing body of such Person.
“Subsidiary Securities” has the meaning given to that term in Section 4.03(a).
“Supplemental Disclosure” has the meaning given to that term in Section 6.05.
“Support Obligations” has the meaning given to that term in Section 6.19.
“Tax” means any and all federal, state, local or foreign taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including without limitation (a) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (b) ad

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits and transfer taxes, and customs duties.
“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.
“Tax Claim” has the meaning given to that term in Section 9.03(a).
“Tax Return” means any return, report, information return, declaration, claim for refund, election or other document, together with all schedules, attachments, amendments and supplements thereto, supplied to or required to be supplied to any Tax Authority.
“Termination Date” has the meaning given to that term in Section 10.01(b)(i).
“Third Party Claim” has the meaning given to that term in Section 11.03.
“Third Party Recoveries” means any amounts recoverable by the Indemnified Parties pursuant to any insurance coverage or any contractual or other claim against any other Person (other than the Indemnify Parties) in connection with the circumstances giving rise to such Loss.
“Total Conservation Easement Cost” means an amount equal to (x) the number of acres of Real Property required to be purchased by Purchaser to completely comply with the mitigation measure set forth in the DEIR or FEIR, as the case may be, multiplied by (y) $[*****].
“Total Land Mitigation Cost” means an amount equal to (x) the number of acres of Real Property required to be purchased by Purchaser to completely comply with the mitigation measure set forth in the DEIR or FEIR, as the case may be, multiplied by (y) $[*****].
“Total Purchase Price” has the meaning given to that term in Section 2.02(c).
“Total Specified MW” means (i) with respect to the Adobe Project, 20MW, (ii) with respect to the Regulus Project, 60MW, (iii) with respect to the Antelope Project, 20MW, and (iv) with respect to the Mojave Project, 20MW.
“Transaction” has the meaning given to that term in Section 2.01.
“Transaction Documents” means this Agreement, the Indemnity Escrow Agreement and the Transition Services Agreement.
“Transaction Expenses” means all out-of-pocket expenses incurred or to be incurred at any time by the Seller, the Company, Company Subsidiaries, and/or any of their Affiliates, in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents and/or the consummation of the transactions contemplated hereby and thereby, including, but not limited to, accounting, legal, investment banking and commercial banking fees and expenses related thereto and all the costs of obtaining any required consents and approvals; provided that notwithstanding anything herein to the contrary, only one-half of the out-of-pocket costs incurred or to be incurred by the Company or Company Subsidiaries to reimburse third parties (i.e., other than Seller or any of its Affiliates) in connection with obtaining third

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

party consents identified on Schedule 4.04(b) shall be included in “Transaction Expenses” and the remaining one-half of such costs shall be paid by Purchaser.
“Transaction Expenses Statement” has the meaning given to that term in Section 2.04(a).
“Transition Services Agreement” has the meaning given to that term in Section 2.06(b).
“Treasury Regulation(s)” means any regulation(s) promulgated under the Code.
“U.S. Dollars” means the lawful currency of the United States.
“280G Consent Documents” has the meaning given to that term in Section 6.04(e).
1.02.    Rules of Construction.

(a)All article, section, subsection, schedule and annex references used in this Agreement are to articles, sections, subsections, schedules and annexes to this Agreement unless otherwise specified. The annexes and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Currency amounts referenced in this Agreement are in U.S. Dollars.
(c)Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
(e)All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.
Article II.PURCHASE AND SALE
2.01.    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall (and Seller's Parent shall cause Seller to) sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, other than Permitted Encumbrances, and Purchaser shall (and MEMC shall cause Purchaser to) purchase and acquire from Seller, all of Seller's right, title and interest in and to the Shares (the “Transaction”).
2.02.    Purchase Price.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

(a)Base Purchase Price. At the Closing, the payment for the Shares (the “Base Purchase Price”) shall be an amount equal to:
(i)US $112,000,000.00 in cash; plus
(ii)Estimated Intercompany Loans as set forth in the Agreed Estimated Closing Statement; plus
(iii)Estimated Capital Contributions as set forth in the Agreed Estimated Closing Statement; minus
(iv)the Employee Payments payable in connection with the Closing (the “Closing Employee Payments”); minus
(v)Estimated Transaction Expenses.
(b)Payment of Base Purchase Price. Purchaser shall (and MEMC shall cause Purchaser to) pay the Base Purchase Price, by wire transfer of immediately available funds, at the Closing by (i) funding an amount equal to fifteen percent (15%) of the Base Purchase Price into an escrow account (the “Indemnity Escrow Account”) established pursuant to the Indemnity Escrow Agreement, and (ii) paying the remainder of such amount to Seller.
(c)Total Purchase Price. The Base Purchase Price, as adjusted pursuant to Section 2.03(e), plus any portion of the Specified Project Deferred Payment and Austin Deferred Payment that is paid by Purchaser to Seller in accordance with Sections 2.07 and 2.08, as applicable, shall be referred to as the “Total Purchase Price.”
2.03.    Purchase Price Adjustments.
(a)Estimates. Seller shall, at least five (5) Business Days prior to the Closing Date, cause to be prepared and delivered to Purchaser a statement, prepared in good faith, setting forth (i) a good faith, reasonable estimate of the amount of Capital Contributions on the Closing Date but immediately prior to the Closing (the “Estimated Capital Contributions”), and (ii) a good faith, reasonable estimate of the Intercompany Loan Amount on the Closing Date but immediately prior to the Closing (the “Estimated Intercompany Loans” and such statement with the statement of Estimated Capital Contributions, the “Estimated Closing Statement”). Purchaser shall have an opportunity to review with Seller and object to (but not determine) all or any part of the Estimated Closing Statement, such review to be reasonably prompt and any objection to be in good faith. In the event that Purchaser shall object to any portion of the Estimated Closing Statement, Purchaser and Seller shall discuss Purchaser's objections in good faith, provided, however, that if Purchaser and Seller have not agreed-upon the Estimated Closing Statement prior to Closing, it shall be based on Seller's good faith estimate. The Estimated Closing Statement, as the same may have been adjusted by Seller following the objections of Purchaser, shall be the “Agreed Estimated Closing Statement”. The Agreed Estimated Closing Statement shall be used to adjust the Closing Date Payments payable at the Closing pursuant to Section 2.02 hereof.
(b)Purchaser's Adjustment Statement. Within thirty (30) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a statement (the “Statement”) setting forth Purchaser's calculation of (i) Capital Contributions, and the components and calculation of Capital

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Contributions, as at the Closing Date and (ii) the Intercompany Loan Amount, and the components and calculation of the Intercompany Loan Amount, as at the Closing Date. At the same time, Purchaser shall also cause to be prepared and delivered to Seller a statement (the “Adjustment Statement”) setting forth the calculations (in each case whether a positive or negative number) of the amount of (i) Capital Contributions as shown on the Statement minus the Estimated Capital Contributions (the “Capital Contribution Adjustment Amount”), and (ii) Intercompany Loan Amount as shown on the Statement minus the Estimated Intercompany Loans (the “Intercompany Loan Adjustment Amount,” and when added together with the Capital Contribution Adjustment Amount, the “Adjustment Amount”). Purchaser shall provide Seller and its accountants with access to the relevant books and records and employees of the Company and Company Subsidiaries to the extent required in connection with their review of and any dispute with respect to the Statement and the Adjustment Statement and shall furnish Seller with any other information that might be relevant to the calculation of Capital Contributions and Intercompany Loan Amount.
(c)Review by Seller. After receipt of the Statement and the Adjustment Statement, Seller will have thirty (30) days from receipt to review the Statement and the Adjustment Statement together with the workpapers used in their preparation. Unless Seller delivers to Purchaser written notice setting forth in reasonable detail the specific items disputed by Seller and a written statement setting forth Seller's calculation of each line item shown on the Statement so disputed and the amount in dispute (“Seller's Statement”) on or prior to the thirtieth (30th) day after its receipt of the Statement and the Adjustment Statement, Seller will be deemed to have accepted and agreed to the Statement and the Adjustment Statement and such agreement will be final, binding and conclusive. Any items on the Statement or Adjustment Statement as to which Seller has not given notice of its objection and provided an alternative calculation on Seller's Statement will be deemed to have been agreed upon by the Parties. If Seller so notifies Purchaser of its objections to any of the Statement or the Adjustment Statement and provides Purchaser with Seller's Statement in a timely manner, the Parties will, within thirty (30) calendar days following such delivery of notice (the “Resolution Period”), attempt to resolve their differences. Any resolution by the Parties during the Resolution Period as to any disputed amounts will be final, binding and conclusive.
(d)Resolution of Disputes. If the Parties do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within thirty (30) days after the expiration of the Resolution Period to Grant Thorton L.L.P - Chicago office or such other national independent accounting firm mutually acceptable to the Parties (the “Neutral Accounting Arbitrator”). The Neutral Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute. All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Arbitrator will be allocated between Purchaser, on the one hand, and Seller, on the other hand, in inverse proportion as they shall prevail on the amounts of such disputed items so submitted (as finally determined by the Neutral Accounting Arbitrator). The Neutral Accounting Arbitrator will deliver to the Parties a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Accounting Arbitrator by the Parties) of the disputed items within thirty (30) days of receipt of the disputed items (or as soon as practicable thereafter), which determination will be final, binding and conclusive. The final, binding and conclusive Statement and Adjustment Statement, which either are agreed upon by the Parties or are delivered by the Neutral Accounting Arbitrator in accordance with this Section 2.03(d), will be the “Conclusive Statement” and the “Conclusive Adjustment Statement,” respectively. In the event that either Party fails to submit its statement regarding any items remaining in dispute within the time determined by the Neutral Accounting Arbitrator, then the Neutral Accounting Arbitrator shall render a decision based solely on the evidence timely submitted to the Neutral Accounting Arbitrator by the other Party.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

(e)Payment of Conclusive Adjustment Amount. If the Adjustment Amount as shown on the Conclusive Adjustment Statement (the “Conclusive Adjustment Amount”) is a negative number, then (1) the Base Purchase Price will be reduced by the amount of the Conclusive Adjustment Amount and Seller shall pay to Purchaser in cash such amount by wire transfer of immediately available funds to an account designated in writing by Purchaser and (2) the Parties shall execute and deliver joint instructions to the Indemnity Escrow Agent instructing the Indemnity Escrow Agent to release an amount equal to fifteen percent (15%) of the Conclusive Adjustment Amount from the Indemnity Escrow Account to Seller.
2.04.    Transaction Expenses.
(a)Estimated Transaction Expenses. Seller shall, at least five (5) Business Days prior to the Closing Date, cause to be prepared and delivered to Purchaser a statement (the “Transaction Expenses Statement”) setting forth a good faith, reasonable estimate of the Transaction Expenses incurred prior to the Closing and/or that may be incurred at or after the Closing (segregated by payee, to the extent reasonably known or anticipated) that have been paid and/or are payable by the Company or any Company Subsidiary, which estimate shall include such reserves as Seller determines, in good faith, to be appropriate for any expenses that are not then known or determinable (the “Estimated Transaction Expenses”).
(b)Payment of Estimated Transaction Expenses. At the Closing, Purchaser shall cause to be paid, by wire transfer of immediately available funds, the Estimated Transaction Expenses to the applicable Persons identified on the Transaction Expenses Statement and to the extent previously paid by the Company or a Company Subsidiary, then to the Company or applicable Company Subsidiary.
(c)Responsibility. After the Closing, in no event shall Purchaser or the Company be responsible for payment of Transaction Expenses, and the Parties acknowledge that the payment of Estimated Transaction Expenses out of the Base Purchase Price by Purchaser, as indicated in Section 2.02, is for convenience only and in no way reflects any liability of Purchaser or, from and after the Closing, the Company or any Company Subsidiary, for Transaction Expenses.
2.05.    Closing. The Closing of the Transaction will take place on the Closing Date at the offices of Orrick, Herrington & Sutcliffe LLP, at 405 Howard St., San Francisco, CA 94105, or at such other place as the Parties shall mutually agree in writing, at 9:00 a.m. Pacific time. Upon the occurrence of the Closing, the time and date that the Transaction becomes effective shall be 12:10 a.m., San Francisco time, on the Closing Date.
2.06.    Closing Deliveries. At the Closing:
(a)Seller shall deliver, or cause to be delivered, to Purchaser certificates representing the Shares duly endorsed for transfer or accompanied by duly executed stock powers or other form of assignment and transfer;
(b)Seller and Purchaser shall deliver, or cause to be delivered, a Transition Services Agreement substantially in the form agreed to by Purchaser and Seller pursuant to Section 6.20 (the “Transition Services Agreement”), duly executed by such Party;
(c)Seller and Purchaser shall deliver, or cause to be delivered, the Indemnity Escrow Agreement substantially in the form attached as Exhibit A (the “Indemnity Escrow Agreement”), and shall cooperate to cause the Indemnity Escrow Agent to execute and deliver such Indemnity Escrow Agreement;

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

(d)Seller shall deliver, or cause to be delivered, to Purchaser the Company's and Company Subsidiaries' corporate minute books and stock records and other corporate books and records;
(e)Seller shall deliver, or cause to be delivered, a certificate from each party to whom Transaction Expenses are due, as set forth on the Transaction Expenses Statement, certifying that such payment will be in full satisfaction of all amounts owed to it by the Company or a Company Subsidiary, in connection with the transactions contemplated by this Agreement, and, as applicable, attaching evidence reasonably satisfactory to Purchaser that all agreements with such party in connection therewith will be effectively terminated without penalty or further obligation to Purchaser or the Company after such payment is made;
(f)Seller shall deliver a certificate of good standing, or equivalent certificate, for the Company, dated within five (5) Business Days of the Closing Date, issued by the appropriate Governmental Authority;
(g)Seller shall deliver, or cause to be delivered, the 280G Consent Documents; and
(h)The Parties shall make such other deliveries as are required by and in accordance with Article VII and Article VIII.
2.07.    Specified Project Deferred Payment. Schedule 2.07(a) sets forth a list of the four Projects currently in the Company's portfolio each with an executed renewable power purchase and sale agreement (the “Specified Project PPAs”) with the Specified Utility (the “Specified Projects”). Within three (3) Business Days following a Specified Project Condition Date (provided, however, if the Specified Project Condition Date occurs prior to January 3, 2012 with respect to any Specified Project, then the Parties shall acknowledge in writing that such Specified Project Condition Date occurred and the Specified Project Deferred Payment is earned, but payment of the Specified Project Deferred Payment shall be deferred until January 3, 2012), Purchaser shall (and MEMC shall cause Purchaser to) pay the Specified Project Deferred Payment for the applicable Specified Project, by wire transfer of immediately available funds, by (i) funding an amount into the Indemnity Escrow Account equal to the greater of (A) zero and (B)(1) fifteen percent (15%) of such Specified Project Deferred Payment, minus (2) any Set-Off Amount, excluding any Set-Off Amount previously taken into account in the calculation of an escrow amount pursuant to this Section 2.07 or Section 2.08, (ii) paying the remainder of such amount, minus the Employee Payments payable in connection with the Specified Project Condition Date, which are to be calculated in the manner required by the Specified Employee Bonus Plans and the spreadsheet attached hereto as Schedule 2.07(b) (the “Specified Project Employee Payments”), to Seller, and (iii) paying the Specified Project Employee Payments to each applicable Company Employee who is entitled to such payment in accordance with the Specified Employee Bonus Plans on such Specified Project Condition Date. Notwithstanding anything contained in this Agreement to the contrary, if the Specified Project Condition Date for any Specified Project has not occurred on or prior to June 30, 2012, then Purchaser shall have no further obligations under this Agreement with respect to any such Specified Project, including any obligation to pay any of the Specified Project Deferred Payment with respect to such Specified Project; provided, however that Purchaser shall continue to be obligated to comply with its obligations under Section 6.15(a).
2.08.    Austin Deferred Payment. Purchaser agrees (and MEMC shall cause Purchaser) to use its commercially reasonable efforts to cause the Austin Commercial Operation Date to occur on or prior to December 15, 2011. Within three (3) Business Days following the Austin Project Determination Date, Purchaser shall (and MEMC shall cause Purchaser to) pay US $[*****] (the “Austin Deferred Payment”),

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

by wire transfer of immediately available funds, by (i) funding an amount into the Indemnity Escrow Account equal to the greater of (A) zero and (B)(1) fifteen percent (15%) of the Austin Deferred Payment, minus (2) any Set-Off Amount, excluding any Set-Off Amount previously taken into account in the calculation of an escrow amount pursuant to Section 2.07 and Section 2.08 and (ii) paying the remainder of the Austin Deferred Payment, minus the Employee Payments payable in connection with the Austin Project Determination Date, which are to be calculated in the manner required by the Specified Employee Bonus Plans and the spreadsheet attached hereto as Schedule 2.07(b) (the “Austin Employee Payments”), to Seller, and (iii) paying the Austin Employee Payments to each applicable Company Employee who is entitled to such payment in accordance with the Specified Employee Bonus Plans on such Austin Project Determination Date.

Article III.REPRESENTATIONS REGARDING SELLER AND SELLER'S PARENT
3.01.    Representations Regarding Seller. Seller hereby represents and warrants to Purchaser, on the date hereof and on the Closing Date, as follows:
(a)Organization; Authority. Seller is a Sociedad Limitada duly organized, validly existing and in good standing under the laws of the Kingdom of Spain. Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Seller of the Transaction Documents and the performance by Seller of its obligations thereunder have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been (and, when executed and delivered, each of the Indemnity Escrow Agreement and the Transition Services Agreement will have been) duly and validly executed and delivered by Seller and this Agreement constitutes (and, when executed and delivered, each of the Indemnity Escrow Agreement and the Transition Services Agreement will constitute) the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Applicable Laws relating to or affecting the rights of creditors generally, or by general equitable principles (the “Enforceability Exceptions”).
(b)No Conflicts; Consents and Approvals. The execution and delivery by Seller of the Transaction Documents do not, and the performance by Seller of its obligations under the Transaction Documents will not:
(i)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller;
(ii)assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.01(b)(ii) (collectively, the “Seller's Approvals”) have been obtained, be in violation of or result in a breach of or default in any material respect (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Seller is a party; or
(iii)assuming all of Seller's Approvals and other notifications provided in the ordinary course of business and, to the extent applicable, consistent with past practice have been made, obtained or given (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to Seller or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

(c)Ownership of Shares. Seller has good and valid title to, and owns beneficially and of record, all of the Shares, free of preemptive (or similar) rights and free and clear of any Liens, except for Permitted Encumbrances. Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.
3.02.    Representations Regarding Seller's Parent. Seller's Parent hereby represents and warrants to Purchaser, on the date hereof and on the Closing Date, as follows:
(a)Organization; Authority. Seller's Parent is a Sociedad Limitada duly organized, validly existing and in good standing under the laws of the Kingdom of Spain. Seller's Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller's Parent of this Agreement and the performance by Seller's Parent of its obligations thereunder have been duly and validly authorized by all necessary corporate action on the part of Seller's Parent. This Agreement has been duly and validly executed and delivered by Seller's Parent and this Agreement constitutes the legal, valid and binding obligation of Seller's Parent enforceable against Seller's Parent in accordance with its terms, except as the same may be limited by the Enforceability Exceptions.
(b)No Conflicts; Consents and Approvals. The execution and delivery by Seller's Parent of this Agreement does not, and the performance by Seller's Parent of its obligations under this Agreement will not:
(i)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller's Parent;
(ii)assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.02(b)(ii) (collectively, the “Seller's Parent's Approvals”) have been obtained, be in violation of or result in a breach of or default in any material respect (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Seller's Parent is a party; or
(iii)assuming all of Seller's Parent's Approvals and other notifications provided in the ordinary course of business and, to the extent applicable, consistent with past practice have been made, obtained or given (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to Seller's Parent or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law.
Article IV.REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Seller hereby represents and warrants to Purchaser, on the date hereof and on the Closing Date, as follows:
4.01.    Organization; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite corporate power and corporate authority to conduct its business as it is now being conducted and to own,

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

lease, use and operate its Properties. The Company is duly qualified or licensed to do business in each jurisdiction in which the use, ownership or operation of its Properties make such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not result in a Material Adverse Effect.
4.02.    Capitalization.
(a)The authorized capitalization of the Company consists of 1,000,000 shares of Common Stock, par value $.01 per share, of which 1,000,000 shares are issued and outstanding and consist only of the Shares. All of the Shares have been issued to and are owned by record by Seller. Other than Equity Interests in the Company held by Seller, there are no (a) Equity Interests in the Company issued or outstanding, (b) securities convertible into or exchangeable or exercisable for Equity Interests in the Company, or (c) subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating the Company to issue, transfer or sell any of its Equity Interests. Other than as set forth on Schedule 4.02(a), there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company (such rights, together with the Shares owned by Seller, the “Company Securities”).
(b)The Shares have been duly authorized, validly issued, fully paid and are nonassessable. There are no voting trusts, proxies, or other arrangements or understandings or any preemptive (or similar) rights with respect to the Company Securities.
4.03.    Subsidiaries.
(a)Schedule 4.03(a) sets forth the name, jurisdiction of incorporation or organization and the direct or indirect ownership percentage of each holder of Equity Interests and any third-party voting or control rights or preemptive (or similar) rights in each subsidiary of the Company (each, a “Company Subsidiary” and, collectively “Company Subsidiaries”). As of the date hereof, except as set forth in Schedule 4.03(a), there are no (i) Equity Interests of any Company Subsidiary issued or outstanding, (ii) securities convertible into or exchangeable or exercisable for Equity Interests of any Company Subsidiary, or (iii) subscriptions, options, warrants, calls, rights, convertible securities or other Contracts of any character obligating any Company Subsidiary to issue, transfer or sell any of its Equity Interests (the Equity Interests of the Company Subsidiaries described on Schedule 4.03(a) and the described items in clauses (i), (ii), and (iii) set forth on Schedule 4.03(a) as issued and outstanding, collectively, “Subsidiary Securities”).
(b)All outstanding Equity Interests of Company Subsidiaries are validly issued, fully paid and nonassessable, and, except as set forth in Schedule 4.03(a), are owned by the Company or another Company Subsidiary free and clear of any Liens, except for Permitted Liens set forth on Schedule 4.03(b).
(c)Except as set forth in Schedule 4.03(c), there are no (i) outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities or (ii) binding obligations of the Company or any Company Subsidiary to provide a loan to or make a capital contribution in the Company, any Company Subsidiary or any other Person, other than Intercompany Loans or Capital Contributions that are Pre-Approved Expenditures.
(d)Except as set forth on Schedule 4.03(a), none of the Company or any Company Subsidiary owns beneficially or of record, directly or indirectly, any Equity Interests in any Person other than a Company Subsidiary and is not a partner in any partnership or party to any joint venture.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

4.04.    No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations under this Agreement will not:
(a)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Company or any Company Subsidiary;
(b)assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 4.04(b) (collectively, the “Company Approvals”) have been obtained, be in violation of or result in a breach of or default in any material respect (or give rise to any right of modification, termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Company Contract; or
(c)assuming all Company Approvals have been obtained or given (i) conflict with, violate or breach in any material respect any term or provision of any Applicable Law applicable to the Company or any Company Subsidiary or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law.
4.05.    Financial Statements. Seller or the Company has Made Available to Purchaser true and complete copies of the following financial statements: (a) the audited balance sheet of the Company and Company Subsidiaries as of December 31, 2010 and the related audited statement of operations and cash flows for the fiscal year then ended; and (b) the unaudited balance sheet of the Company and Company Subsidiaries as of June 30, 2011 (the “Balance Sheet”) and the related unaudited statement of operations and cash flows for the six (6) months then ended (clauses (a) and (b) collectively, the “Financial Statements”). Except as set forth in the notes thereto, the Financial Statements were prepared in accordance with GAAP, have been prepared based on the books and records of the Company and the Company Subsidiaries and fairly present in all material respects the financial condition and results of operations of the Company and Company Subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes.
4.06.    Liabilities.
(a)Except for (i) Liabilities incurred since the date of the Balance Sheet in the ordinary course of business and, to the extent applicable, consistent with past practice, (ii) Liabilities disclosed in Schedule 4.06(a), (iii) Liabilities with respect to the performance (but not the breach) of any Contract entered into in the ordinary course of business, and (iv) Liabilities that are reflected or reserved against in the Balance Sheet, the Company and Company Subsidiaries have no Liabilities of any nature whatsoever.
(b)Other than amounts that qualify as an Intercompany Loan Amount under the Intercompany Loans, neither the Company nor any Company Subsidiary has any Indebtedness other than deferred purchase obligations under the Contracts listed on Schedule 4.11(a)(i), as otherwise described on Schedule 4.06(b) or Indebtedness incurred during the Interim Period in accordance with the provisions of Section 6.02(c)(xvi)(B).
4.07.    Company Permits.
(a)The Company and each Company Subsidiary has rights in or owns or validly holds, and has delivered or Made Available to Purchaser correct and complete copies of, (i) all material currently-issued Governmental Approvals and (ii) all currently-issued franchises, grants, authorizations, licenses,

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority), which include all discretionary Company Permits that are necessary for each Project's current stage of development (collectively, the “Company Permits”). Neither the Company nor any Company Subsidiary has violated or failed to comply with, or has received any notice of any material violation of or material failure to comply with any term or requirement of any Company Permit. The Company Permits are valid, in full force and effect and have not been appealed, terminated or revoked.
(b)The Company or Company Subsidiaries, as applicable, are in compliance in all material respects with the terms and conditions of all Company Permits, and no event has occurred which, without regard to notice or lapse of time, would constitute non-compliance in any material respect with such terms and conditions. There is no action, suit, proceeding, hearing, charge, complaint, claim, demand, or, to the Knowledge of Seller, investigation, that is pending, or to the Knowledge of Seller, threatened in writing, that challenges the legality, validity or enforceability of any Company Permit.
(c)The Company has delivered or Made Available to Purchaser a correct and complete copy of all pending applications for any material Governmental Approval or franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of or from a Governmental Authority made or filed by the Company and the Company Subsidiaries in connection with the Projects (the “Permit Applications”) and neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of Seller, verbal notice that such Permit Applications are likely to be rejected, delayed or require any material modification.
(d)The Company has delivered or Made Available to Purchaser a true and correct copy of (i) all material documents and reports provided by the Company or Company Subsidiaries (x) to any Governmental Authority with respect to a Project, (y) with respect to Permit Applications and (z) with respect to the Company Permits, and (ii) all material documents received by Company or Company Subsidiaries from a Governmental Authority or Person, as the case may be, with respect to the Permit Applications and the Company Permits.
4.08.    Absence of Certain Changes. Since the date of the Balance Sheet and until the date of this Agreement, except as disclosed in Schedule 4.08, the Company and each Company Subsidiary has conducted their respective businesses only in the ordinary course of business, and neither the Company nor any Company Subsidiary has taken any action or proposed to take any action that, if taken after the date hereof, would require the prior written consent of Purchaser pursuant to Sections 6.02(b)(iv), 6.02(b)(v), 6.02(b)(vi), 6.02(b)(vii), 6.02(b)(viii), 6.02(c)(i), 6.02(c)(ii), 6.02(c)(iii), 6.02(c)(iv), 6.02(c)(v), 6.02(c)(vi), 6.02(c)(viii), 6.02(c)(ix), 6.02(c)(x), 6.02(c)(xii), 6.02(c)(xiii) or 6.02(c)(xvi).
4.09.    Legal Proceedings. Except as set forth in Schedule 4.09, there are no Actions pending or, to the Knowledge of Seller, threatened in writing against Seller or any Company Subsidiary, and there are no outstanding Orders (other than Orders and requirements of Governmental Authorities in association with ordinary permitting, interconnection requests, and similar requirements for project development, construction and operation) that affect or bind Seller, any Company Subsidiary or any of their respective Properties in any material respect.
4.10.    Compliance With Applicable Laws. Since January 1, 2008, except as set forth on Schedule 4.10 and except where such violation is not reasonably expected to have a material impact, the Company and Company Subsidiaries have not been in breach of or default under or violated any Applicable Laws, including (a) any custom laws (including, without limitation, the Tariff Act of 1930, as amended); (b) any

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

foreign Applicable Laws (including, without limitation Applicable Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation); (c) any relevant anti-boycott laws, regulations and guidelines, including, without limitation, Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administrated by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements; (d) any applicable export or reexport control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including, without limitation, the United States and any jurisdiction in which the Company or any relevant Company Subsidiary is established or from which it exports or reexports any items or in which it provides services, including, without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the U.S. State Department, all as amended; (e) any applicable general licenses or license exceptions, and all required export or reexport licenses or authorizations granted under such laws, regulations or orders; (f) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (g) any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law; (h) any applicable import laws, orders or regulations of any applicable jurisdiction, as amended; (i) any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders; (j) any rules and regulations of the Federal Energy Regulatory Commission or state public utility commission (including without limitation rules and regulations affecting the generation, transmission, distribution and sale of electricity); or (k) any laws and regulations relating to the rates of electric utilities and the financial and organizational regulation of electric utilities.
4.11.    Company Contracts.
(a)Other than Contracts that expire in the ordinary course of business (and not because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby) prior to the Closing without any Liability on the part of the Company or any Company Subsidiary,
(i)Schedule 4.11(a)(i) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of
(A) all Contracts pursuant to which the Company or any Company Subsidiary is obligated to pay more than or entitled to receive more than $500,000 over the life of the Contract;
(B) any interconnection agreements or applications for interconnection or transmission of or from any Project;
(C) all material Contracts related to the Projects that provide the Company or any Company Subsidiary with any rights in, or the right to acquire any rights in, Real Property, including rights in the nature of licenses, fee or other Real Property leases, easements, rights-of-way (including rights-of-way granted from the BLM, if any), restrictive covenants, options to purchase or lease any interests in real property or other material interests in real property;
(D) any Contract pursuant to which the Company or any Company Subsidiary leases or subleases Real Property as a lessor or sublessor;
(E) any loan agreement, indenture, promissory note, conditional sales

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, foreign exchange contract, commodity contract, interest rate or other derivative contract, and in any event, including each material instrument, contract or agreement evidencing Indebtedness;
(F) any assumption, surety, guarantee, support, or other similar type contract or agreement guaranteeing or supporting the obligations of another Person;
(G)  any federal or material state or local Government Contract;
(H) each Contract that involves or relates to the creation, existence, control, management, preservation, or sale of Environmental Attributes by the Company or any of the Company Subsidiaries; and
(ii)Schedule 4.11(a)(ii) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of any exclusive license or other Contract providing exclusive rights to, or based upon, any Company IP;
(iii)Schedule 4.11(a)(iii) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of any Contract not resulting from arm's length negotiations;
(iv)Schedule 4.11(a)(iv) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of any teaming or similar agreement in connection with the development of any Project;
(v)Schedule 4.11(a)(v) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of any exclusivity agreements with any EPC contractor, solar panel manufacturer or other supplier, utility, contractor, or other third party;
(vi)Schedule 4.11(a)(vi) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of any arrangement or other agreement which involves a sharing of profits or any joint venture, partnership or similar contract or arrangement;
(vii)Schedule 4.11(a)(vii) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of any Contract (A) prohibiting competition by the Company or any Company Subsidiaries, or (B) prohibiting the Company or any Company Subsidiaries or their employees (in such capacity as employees of the Company or a Company Subsidiary) from freely engaging in any business anywhere in the world;
(viii)Schedule 4.11(a)(viii) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of any Contract pursuant to which the Company or any Company Subsidiary has acquired or disposed of or has agreed to acquire or dispose of any securities or any business or product line or the like;
(ix)Schedule 4.11(a)(ix) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of any Contract or commitment providing for the payment of cash or other benefits upon the sale, merger or other change of control of the Company or any Company Subsidiary or a substantial portion of the respective assets of any of them;
(x)Schedule 4.11(a)(x) sets forth as of the date hereof, a true and complete list,

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

to the extent the Company or any Company Subsidiary is a party, of any Contract pursuant to which the Company or any Company Subsidiary has entered into or has agreed to enter into any hedging or similar transactions;
(xi)Schedule 4.11(a)(xi) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of any letters of credit, performance bonds and payment bonds, in each case for which the Company or any Company Subsidiary is the account party; and
(xii)Schedule 4.11(a)(xii) sets forth as of the date hereof, a true and complete list, to the extent the Company or any Company Subsidiary is a party, of each Contract relating to the indemnification of an officer or a director of the Company or a Company Subsidiary (collectively, with any agreements required to be or otherwise disclosed on or otherwise pursuant to this Section 4.11(a) or Sections 4.17,  4.19, 4.23, or 4.24 or the Disclosure Schedules related thereto and any Contracts that satisfy the requirements and thresholds set forth this Section 4.11(a) entered into during the Interim Period by the Company or a Company Subsidiary, or are otherwise required to be consented to by the Purchaser under Section 6.02, the “Company Contracts”).
(xiii)Schedule 4.11(a)(xiii) sets forth with respect to the Development Projects (other than the Project owned by FRV Zeta Solar, LLC and the Project owned by FRV Centauri Solar, L.P.) each Contract that survives the Closing Date by which the Company or any Company Subsidiary, or any of their respective assets may be bound, as a result of action taken by Seller or its Affiliates or, to the Seller's Actual Knowledge, by virtue of any such Contract running with the land (including without limitation easements, other than easements that are not reasonably expected to materially adversely effect the development, construction or operation of the applicable Development Project).
(b)Seller or the Company has provided Purchaser with or Made Available, true and complete copies of all Company Contracts.
(c)Each Company Contract (other than any Company Contract that will terminate or expire by its terms prior to the Closing in the ordinary course of business and not because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby) constitutes a legal, valid and binding obligation of the Company or Company Subsidiary party thereto and, to the Knowledge of Seller, of the other parties thereto, except as limited by the Enforceability Exceptions and in each case where the failure to constitute a legal, valid and binding obligation would not materially affect the ability of the Company or any Company Subsidiary to carry on its or their business in the ordinary course (or for Purchaser to carry on such business from and after the Closing Date) or that would materially affect in any way the development of any Project. Neither the Company nor any Company Subsidiary nor, to the Knowledge of Seller, any other party to any of the Company Contracts, is in default under or in violation of such Company Contract. There are no material disputes pending with regard to any Company Contract. Except as set forth on Schedule 4.11(c), no event has occurred which, with the passage of time or the giving of notice, or both, is reasonably likely to constitute, and neither the execution of this Agreement nor the Closing hereunder do or are reasonably likely to constitute or result in, a material default under or a violation of any Company Contract by the Company, any of the Company Subsidiaries or, to the Knowledge of Seller, any other party to such Company Contract, or would cause the modification, termination, cancellation or acceleration of any obligation of any party thereto or the creation of a Lien upon any property or any of the equity interests of the Company or any of the Company Subsidiaries, or, would require any consent thereunder.
4.12.    Taxes.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

(a)Except as set forth in Schedule 4.12:
(i)All Tax Returns required to be filed by the Company or Company Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all material respects. None of the Company or any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return.
(ii)All Taxes for which the Company or any Company Subsidiary is liable (whether or not reflected on any Tax Return) have been fully and timely paid (other than Taxes not yet due and payable). The Company and Company Subsidiaries have properly withheld and timely paid over to the appropriate Tax Authority all Taxes which they are required to withhold from amounts paid or owing to any employee, independent contractor, creditor or other third party.
(iii)There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Company's or any Company Subsidiary's assets or properties.
(iv)No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any Company Subsidiary that are still pending.
(v)There are no outstanding agreements, waivers, arrangements or requests for such agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or period of collection or assessment of, Taxes of or with respect to the Company or any Company Subsidiary.
(vi)No written notice has been received by the Company or any Company Subsidiary that (A) any Tax Return of the Company or any Company Subsidiary is under current examination by the United States Internal Revenue Service or by any state, local or foreign Tax Authority or (B) any such examination is threatened.
(vii)None of the Company or any Company Subsidiary has entered into any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).
(viii)Other than Company Subsidiaries listed on Schedule 4.12(a)(viii), each Company Subsidiary is and has been since its inception properly treated as a disregarded entity for U.S. federal income tax purposes.
(ix)During the period that Seller has held the Shares, no written claim has ever been made by a Taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(x)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.
(xi)The Company or any Company Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulation under Section 1502 (or any corresponding or similar provision of state, local or foreign Law); (v) prepaid amount or advance payment received on or prior to the Closing Date; or (vi) the application of Section 362(e) (or any corresponding or similar provision of federal, state, local, or foreign Law).
(xii)None of the Company or any Company Subsidiary is a party to or a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal Income Tax purposes.
(xiii)None of the Company or any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted in or could reasonably result in, a payment that would not be fully deductible as a result of Section 280G of the Code (or any similar provision of non-U.S., state, or local Law) in connection with the transactions contemplated by this Agreement.
(xiv)The Company and any Company Subsidiary are in compliance with all applicable transfer pricing laws and regulations (including Section 482 of the Code and its corresponding Treasury Regulations), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.
(xv)None of the Company or any Company Subsidiary is a party to or bound by any Tax sharing or Tax allocation agreement or arrangement. None of the Company or any Company Subsidiary is a party to or bound by any Tax indemnity other than Tax indemnity provisions entered into in the ordinary course in connection with purchase or sale agreements, credit agreements, tax equity agreements, power purchase agreements, site leases, easements, licenses, EPC agreements, O&M agreements or other commercial agreements entered into in the ordinary course, and neither the Company nor any Company Subsidiary has any liability for the Taxes of any person other than the Company or any Company Subsidiary as a transferee or successor.
(xvi)Within the last ten years, the Company has not acquired the assets of any corporation in a transaction described in Section 381(a) of the Code.
(xvii)The Company has not constituted either a “distributing corporation” or a controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(xviii)Except as set forth on Schedule 4.12(a)(xviii), none of the Company or any Company Subsidiary has submitted an application for a Cash Grant with the United States Department of the Treasury or other Governmental Authority
(xix)Except as set forth on Schedule 4.12(a)(xix), none of the Company or any Company Subsidiary is obligated under any Contract to submit an application for a Cash Grant with the United States Department of the Treasury or other Governmental Authority.
(xx)Neither the Company nor any Company Subsidiary has any liabilities for Taxes of a Person (other than the Company or any Company Subsidiary) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by contract,

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

or otherwise.
(xxi)The Company and Company Subsidiaries have provided to Purchaser true, correct and complete copies of all Tax returns and Tax workpapers related to any deferred intercompany gain or loss or excess loss account.
4.13.    Employee Matters.
(a)Except as described in Schedule 4.13(a): (i) the Company and Company Subsidiaries have not experienced any labor strikes or work stoppages by their employees due to labor disagreements since the date of inception of the Company and none is currently pending; (ii) the Company and Company Subsidiaries are in compliance, in all material respects, with all Applicable Laws respecting employment and employment practices, equal employment opportunity, occupational health and safety, terms and conditions of employment and wages and hours; (iii) the Company and Company Subsidiaries have not received written notice from any Governmental Authority of any unfair labor practice charge, complaint or proceeding against the Company or any Company Subsidiary pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any other Governmental Authority with respect to its employees; and (iv) the Company and Company Subsidiaries are not parties to any collective bargaining agreements.
(b)Schedule 4.13(b) contains a true and complete list of each Company Employee Benefit Plan. With respect to each such Company Employee Benefit Plan, Seller or the Company has Made Available to Purchaser a true and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable any related trust agreement or other funding instrument, any currently applicable summary plan description with respect thereto, IRS determination or pre-approved plan opinion letter and any outstanding request for a determination letter, any summaries of material modifications, and Forms 5500 for the three most recent plan years, including all schedules and financial statements with attached opinions of independent accountants. The Seller or the Company has Made Available to Purchaser any calculations or other material prepared prior to the Closing Date that describes the extent to which any payment or provision of benefits that could be considered contingent upon the consummation of the transactions contemplated by this Agreement (within the meaning of Code Section 280G) could constitute an “excess parachute payment” within the meaning of Code Section 280G.
(c)(i) Each Company Employee Benefit Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) no event has occurred and no condition exists with respect to any Company Employee Benefit Plan that would be reasonably likely to subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b) or (c) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Law; and (iii) no Company Employee Benefit Plan is subject to Title IV of ERISA (including any Multiemployer Plan) nor has the Company taken any action within the six-year period ending on the Closing Date to terminate or withdraw from a plan that is subject to Title IV of ERISA (including any Multiemployer Plan).
(d)Except as described in Schedule 4.13(d), the consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by the Company or Purchaser following the Closing Date, will not (i) entitle any current or former employee of the Company or a Company Subsidiary

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

to severance pay, or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of the Company or a Company Subsidiary, or (iii) result in a payment that may not be fully deductible as a result of Section 280G of the Code or any similar provision of Applicable Law.
(e)Each Plan, agreement or arrangement that provides for the deferral of compensation subject to Code Section 409A, is and has been since January 1, 2009 properly documented in writing in accordance with the Treasury Regulations promulgated thereunder and has, since January 1, 2008, been operated in material compliance with such provisions in effect from time to time since such date. No employee or former employee of the Company or any Company Subsidiary is or has been subject to any tax or penalty under Code Section 409A due to a documentary or operational failure thereunder. No stock or share appreciation right that has been issued to any Company Employee provides for the deferral of compensation within the meaning of Code Section 409A.
(f)Other than as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or local Applicable Law, neither the Company nor any Company Subsidiary has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees.
(g)The Company has not treated any person as an independent contractor who should have been treated as an employee under any Applicable Law or otherwise.
4.14.    Insurance. Schedule 4.14 contains a true and complete list of all material insurance policies currently in effect as of the date hereof that insure the business, operations, employees or Properties of the Company or any of the Company Subsidiaries, including the Projects, or affect or relate to the ownership, use or operation of any of the Properties of the Company or any of the Company Subsidiaries, including the Projects, and that have been issued to or for the benefit of the Company or any of the Company Subsidiaries. Each such policy is valid and binding, no material premiums due under any such policies have not been paid and neither the Company nor any Company Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in default under any such policy.
4.15.    Environmental Matters. Except as set forth in Schedule 4.15: (a) the Company, Company Subsidiaries and the Projects are in material compliance with applicable Environmental Laws; (b) the Company, Company Subsidiaries and Projects possess and comply in all material respects with all material Governmental Approvals that are required to be obtained under any Environmental Law for the construction and operation of the Projects as of their present stage of development, construction or operation, as applicable; (c) the Company and Company Subsidiaries have not received any written, notice of any violations of Environmental Law or alleged Environmental Liability under applicable Environmental Laws relating to the Company, Company Subsidiaries or the Projects; (d) to the Knowledge of Seller, there are no events, conditions or circumstances involving the Company, Company Subsidiaries or the Projects which have resulted or are reasonably likely to result in an Environmental Condition that will result in the imposition of any material Environmental Liability on the Company or Company Subsidiaries; and (e) Seller or the Company has Made Available to Purchaser complete copies of all material reports, assessments, analyses, reviews, audits and filings (excluding emails, other than emails that are issued in lieu of an official report) prepared by or on behalf of the Company or the Company Subsidiaries relating to known or potential Environmental Conditions, Environmental Attributes or material Environmental Liabilities.
4.16.    Intellectual Property. Except as set forth in Schedule 4.16 (a) the Company or a Company Subsidiary owns or has the valid right to use all the material Intellectual Property necessary to conduct their

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

respective businesses as currently conducted free and clear of all Liens other than Permitted Liens; (b) the use of material Company IP by the Company and Company Subsidiaries does not infringe the Intellectual Property of any third party and, to the Knowledge of Seller, no third party is infringing any material Company IP; (c) no Action or Order is outstanding or pending or, to the Knowledge of Seller, threatened that seeks to cancel, limit or challenge the ownership, use, validity or enforceability of any material Company IP; and (d) the Company and Company Subsidiaries have taken all customary steps (including executing non disclosure and intellectual property assignment agreements and filing for statutory protections) to protect and maintain material Company IP.
4.17.    Property.
(a)The Company and each Company Subsidiary has good and marketable title to, a valid leasehold, or other valid interest in, the Properties and assets used by them or shown on the Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except for properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet. There exists no condition, restriction or reservation affecting the title to or right to use the Property or that would prevent the Company or any of the Company Subsidiaries from enforcing its rights with respect to its Property, in each case, after the consummation of the transactions contemplated by this Agreement to the same full extent that the Company or such Company Subsidiary might if the transactions contemplated hereby did not take place. The tangible assets of the Company and Company Subsidiaries, are in good operating condition and repair in all material respects (subject to normal wear and tear), and are suitable for the purposes for which they presently are used.
(b)The Company and Company Subsidiaries own the real property and/or are parties to certain Contracts that provide for the option to purchase or lease the Optioned Real Property, in each case as set forth on Schedule 4.17. Schedule 4.17 contains a complete and accurate list of all of the Real Property leased by the Company or any Company Subsidiary as tenant (collectively, the “Real Property Leases”). Except as set forth in Schedule 4.17, the Company or a Company Subsidiary holds a valid leasehold interest in each Real Property Lease free and clear of all Liens, except for Permitted Liens. Upon the Closing, the Company or one of its Company Subsidiaries shall continue to be vested with a valid leasehold interest in the Leased Real Property. The Real Property Leases are without modification (written or oral) except as set forth in Schedule 4.17 and true, accurate and complete copies of all documents comprising the same, with all supplements, amendments and exhibits thereto, were delivered by Seller to Purchaser or Made Available prior to the date hereof.
(c)Except as set forth in the environmental and title reports or disclosed in the title policies insuring any Property that are listed on Schedule 4.17(c), (i) to the Seller's Actual Knowledge the Optioned Real Property is not located within any flood plain, flood area, wetlands or conservation area or on a site containing any endangered species or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof by the Company or any Company Subsidiary have not been obtained which has or is reasonably expected to materially impact the applicable Project or the development thereof; (ii) to the Seller's Actual Knowledge there are no leases, subleases, licenses, mineral rights, water rights, restrictive covenants, concessions or other agreements, written or oral, granting to any Person or entity the right to use or occupy any portion of the Optioned Real Property which has or is reasonably expected to materially impact the applicable Project or the development thereof; (iii) except in favor of the Company or a Company Subsidiary, there are no rights of first refusal, reversionary rights, purchase options, rights of first offer and the like, recorded, affecting any portion of the Optioned Real Property.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

4.18.    Condemnation. Except as set forth in Schedule 4.18, neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any material part of the Properties.
4.19.    Related Party Transactions. None of Seller, Seller Parent, the Company or any Company Subsidiary or any Affiliate, officer or director of any of the foregoing (a) owns, directly or indirectly, more than five percent (5%) of the outstanding Equity Interests of any Person that furnished or sold, or furnishes or sells, material services, products, land or technology to the Company or any Company Subsidiary for use in the Projects (except that as the foregoing applies to General Electric, its Affiliates (other than Seller, Seller Parent, the Company and Company Subsidiaries), or their officers and directors (“GE Parties”), such is qualified by the Seller's Actual Knowledge thereof), (b) owns, directly or indirectly, more than five percent (5%) of the outstanding Equity Interests of any Person that purchases from or sells or furnishes to the Company or any Company Subsidiary any material goods or services used in the Projects (except that as the foregoing applies to a GE Party, such is qualified by the Seller's Actual Knowledge thereof), or (c) except as set forth on Schedule 4.19, is party to any Contract with the Company or any Company Subsidiary (other than employment or confidentiality Contracts with Company Employees) (except that as the foregoing applies to a GE Party, such is qualified by the Seller's Actual Knowledge thereof).
4.20.    Brokers. Except for the fees due to Credit Suisse Securities (USA) LLC, none of Seller, the Company nor any Company Subsidiary has any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
4.21.    Investment Company. The Company is not an “investment company,” or an “affiliated person” of an “investment company,” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940.
4.22.    Government Contracts. Neither the Company nor any Company Subsidiaries has received a cure notice in connection with any Contracts that the Company or any Company Subsidiary has entered into with a Governmental Authority (the “Government Contracts”). None of the Government Contracts have been terminated for default. Neither the Company nor any Company Subsidiaries has been suspended or debarred from contracting by a Government Authority. Neither the Company nor any Company Subsidiaries has received a document subpoena or been the subject of an investigation or enforcement action in connection with a contract involving a Government Authority. Each of the Company and the Company Subsidiaries are in compliance with the requirements of Executive Order 11246, as amended, and related equal opportunity and affirmative action clauses of its contracts with the United States Governmental Authorities.
4.23.    Restrictions on Business Activities. Except as set forth on Schedule 4.23, there is no Contract (including covenants not to compete), judgment, injunction, Order or decree binding upon the Company or any Company Subsidiary that has or could reasonably be expected to have, whether before or after consummation of the Closing, the effect of prohibiting any Company IP, any current or future business practice of the Company or any of the Company Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of the Company Subsidiaries or the conduct of business by the Company or any of the Company Subsidiaries, in each case, as currently conducted or as proposed to be conducted by the Company or any of the Company Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 4.23, neither the Company nor any of the Company Subsidiaries has entered into any customer or other similar Company Contract that includes a “most favored pricing” or similar clause restricting the right of the Company or any of the Company Subsidiaries to sell products or provides services

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

in any manner or terms under which the Company or any of the Company Subsidiaries is restricted from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
4.24.    Project Development.

(a)Schedule 4.24(a) sets forth the following information: (i) the currently planned megawatt DC capacity for each Developmental Project or the actual megawatt capacity of the operating Projects, and (ii) a list of each preliminary title report for the Development Projects.

(b)Schedule 4.24(b) sets forth for each Project a list of all deposits made and that are scheduled to be made prior to the Closing Date, the amounts thereof and the requirements therefore.

(c)Schedule 4.24(c) sets forth for each Development Project, the queue position, and, applications or requests. Other than as set forth on Schedule 4.24(c), neither the Company nor any of the Company Subsidiaries has received written notice from any applicable interconnection provider that such interconnection provider has taken or has determined to take any action with respect to termination of such queue position. The Company or Company Subsidiaries has timely made all material deposits and other material payments, and filed all material reports and other material information, required in order to maintain such interconnection queue positions.

(d)Each Company Subsidiaries that, as of the date of this Agreement, is engaged in the sale of electricity at wholesale has been certified with the Federal Energy Regulatory Commission (“FERC”) as a Qualifying Facility (as defined in the Federal Power Act) or Exempt Wholesale Generator (as defined in the Public Utility Holding Company Act of 2005). In each such case, all requisite filings for status as a Qualifying Facility or Exempt Wholesale Generator, as the case may be, have been made, and such status is in full force and effect. The (x) FERC docket numbers for each Qualifying Facility and (y) the FERC docket numbers for each Exempt Wholesale Generator are set forth on Schedule 4.24(d). As a result of such status as a Qualifying Facility or Exempt Wholesale Generator, the Company and Company Subsidiaries are not subject to or are exempt from regulation with respect to FERC's access to books and records under the Public Utility Holding Company Act of 2005.

(e)Each of the Company Subsidiaries that, as of the date of this Agreement, is engaged in the sale of electricity at wholesale in interstate commerce, as defined under the Federal Power Act, is exempt from rate regulation under Sections 205 and 206 of the Federal Power Act by virtue of 18 C.F.R. § 292.601(c).
(f)None of the Company Subsidiaries that, as of the date of this Agreement, is engaged in the sale of electricity at wholesale or resale in intrastate commerce requires non-federal authorizations to make such sales.

(g)The Company and the Company Subsidiaries do not require the prior approval of FERC, or any other agency within the United States Department of Energy, or of any state regulatory commission with authority over the provision or pricing of energy services to undertake the transactions contemplated by this Agreement.

(h)No state commission in a state in which the Company Subsidiaries' generation facilities

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

are located and operational as of the date of this Agreement and the Closing Date has asserted jurisdiction to regulate any of (i) the rates, terms or conditions of service for the sale of electricity by the Company Subsidiaries, (ii) the assumption of liabilities by the Company Subsidiaries, (iii) the transfer of generation facilities by the Company Subsidiaries, or (iv) the books and records of the Company or the Company Subsidiaries.

4.25.    Bank Accounts. Set forth on Schedule 4.25 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company and each Company Subsidiary, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.

4.26.    Officers, Directors, Employees, Consultants and Agents; Compensation.

(a)As of the date hereof, set forth on Schedule 4.26(a) is a complete list of: (i) all consultants, sales representatives, commercial agents or other freelancers engaged by the Company and any Company Subsidiary for which, as of the date hereof, an invoice, work order or other binding commitment that is due and outstanding for an amount in excess of $25,000.00, (ii) all current employees or the Company and each Company Subsidiary and (iii) all retirees and terminated employees of the Company and any Company Subsidiary and for which the Company or any Company Subsidiary has any current benefits responsibility or other continuing obligation other than COBRA benefits required by Applicable Law; together, in each case, with the current rate of compensation (if any) payable to each and any accrued vacation time for such person, as of June 30, 2011, any incentive or bonus payments owing to such persons but not yet paid and the date of employment, retirement or termination of each such person. Except as set forth on Schedule 4.26(a), all agreements with consultants, sales representatives, commercial agents or other freelancers engaged by the Company or any Company Subsidiary are terminable without penalty or further monetary obligations (other than amounts due and outstanding at the time of termination) on thirty (30) days prior written notice or less.
(b)None of the Company or any Company Subsidiary is indebted to any of its respective officers, directors, employees or consultants except for amounts due in the ordinary course of business and, to the extent applicable, consistent with past practice as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary expenses in the ordinary course of business and, to the extent applicable, consistent with past practice.  No officer, director, employee, consultant, commercial agent or other freelancer of the Company or a Company Subsidiary is indebted to the Company or such Company Subsidiary except for advances for ordinary business expenses in the ordinary course of business and, to the extent applicable, consistent with past practice.
(c)As of the date hereof, except as set forth on Schedule 4.26(c), no offer of employment or engagement has been made by the Company or any Company Subsidiary that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.
(d)Except as set forth on Schedule 4.26(d), no employees of the Company or any Company Subsidiary (i) as of the date hereof, are on secondment, maternity, paternity, adoption or other extended leave of absence or (ii) have ever been considered leased employees (as defined in section 414(n) of the Code) of the Company or any Company Subsidiary.
(e)Except as set forth on Schedule 4.26(e), all Contracts between the Company or any

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Company Subsidiary, on the one hand, and an employee, on the other, are terminable at any time on one month's notice or less without compensation other than wages earned through the date of termination, pay in lieu of accrued and untaken vacation or paid time off, earned commission and pension or as required by Applicable Law.
(f)As of the date hereof, none of the individuals listed on Schedule 4.26(f) has notified the directors or officers of the Company or any Company Subsidiary that he or she has a present intent to resign or retire as a result of the transactions contemplated by this Agreement.
4.27.    Books and Records; Business Practices and Financial Controls.
(a)True, correct and complete copies of the stock record books, minute books, bank accounts, and other corporate records of each of the Company and the Company Subsidiaries have been Made Available. The minute books of each of the Company and Company Subsidiaries contain, in all material respects, accurate and complete records of all meetings held of, and action taken by, the members or stockholders, as applicable, the Boards of Managers or Directors, as applicable, and committees of the Boards of Managers or Directors, as applicable, of each of the Company and the Company Subsidiaries, and no meeting of any such members or stockholders, as applicable, Board of Managers or Directors, as applicable, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and the Company Subsidiaries.
(b)Each of the Company and the Company Subsidiaries has established proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements in accordance with GAAP and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management's authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately in accordance with GAAP, and proper and adequate procedures are implemented to affect the collection and/or valuation thereof on a current and timely basis.
4.28.    No Other Representations and Warranties. The representations and warranties set forth in this Article IV or in Article III (including the Disclosure Schedules) are the only representations and warranties made by Seller in connection with the transactions contemplated hereby.
Article V.REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MEMC
Purchaser and MEMC each hereby represents and warrants to Seller as follows:
5.01.    Organization; Qualification. Such party is a corporation duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization, and has all requisite corporate power and authority to conduct its business as it is now being conducted and to use, own, lease and operate its Properties. Such Party is duly qualified or licensed to do business in each jurisdiction in which the use, ownership or operation of its Properties make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not, individually or in the aggregate, result in a material adverse effect on such Party's ability to perform its obligations hereunder.
5.02.    Authority; Enforceability. Such Party has all requisite corporate power and authority to

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by such Party of the Transaction Documents to which it is a party and the performance by such Party of its obligations thereunder have been duly and validly authorized by all necessary corporate action. This Agreement has been (and, with respect to Purchaser, when executed and delivered, the Transition Services Agreement will have been) duly and validly executed and delivered by such Party and this Agreement constitutes (and, with respect to Purchaser, when executed and delivered, the Transition Services Agreement will constitute) the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as limited by the Enforceability Exceptions.
5.03.    No Conflicts; Consents and Approvals. The execution and delivery by such Party of this Agreement do not, and the performance by such Party of its obligations under the Transaction Documents to which it is a party will not:
(a)conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Party;
(b)assuming all required filings, waivers, approvals, consents, authorizations and notices set forth, with respect to Purchaser, on Part I of Schedule 5.03(b) (collectively, the “Purchaser's Approvals”) and, with respect to MEMC, on Part II of Schedule 5.03(b) (collectively, “MEMC's Approvals”), have been obtained, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which such Party is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, result in a material adverse effect on such Party's ability to perform its obligations hereunder; or
(c)assuming all Purchaser's Approvals or MEMC Approvals, as applicable, and other notifications provided in the ordinary course of business and, to the extent applicable, consistent with past practice have been made, obtained or given (i) conflict with, violate or breach any term or provision of any Applicable Law applicable to such Party, except as would not, individually or in the aggregate, result in a material adverse effect on such Party's ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any Applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not, individually or in the aggregate, result in a material adverse effect on such Party's ability to perform its obligations hereunder.
5.04.    Legal Proceedings. As of the date hereof, there are no Actions pending or, to the knowledge of such Party, threatened in writing against such Party, nor are there any outstanding Orders that affect or bind such Party or any of its Properties, that would result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the Transaction or the performance by such Party of its obligations under the Transaction Documents to which it is a party.
5.05.    Investment Representations. Such Party is an investor experienced (or owned or managed by Persons experienced) in evaluating investments and, in particular (either on its own or with advisors), owning, developing, constructing, operating and managing solar power generation facilities, including negotiation of power purchase and other solar development agreements and securing necessary permits, and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment represented by the Shares.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

5.06.    Brokers. All negotiations relating to this Agreement and the Transaction have been carried out by such Party directly with Seller without the intervention of any Person on behalf of such Party in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.
5.07.    Availability of Funds. Assuming that all conditions set forth in Article VII have been satisfied or waived by such party, such Party has sufficient funds available to it to pay the Total Purchase Price and the fees and expenses of or related to the transactions contemplated by the Transaction Documents to which it is a party and to enable such Party to perform all of its obligations thereunder. Such Party knows of no circumstance or condition that could be reasonably expected to prevent the availability at the Closing of such cash. Such Party acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.
5.08.    No Other Representations and Warranties. The representations and warranties set forth in this Article V are the only representations and warranties made by such Party in connection with the transactions contemplated hereby.
Article VI.COVENANTS OF THE PARTIES
6.01.    Investigation by Purchaser. From and after the date hereof until the Closing Date or earlier termination of this Agreement (the “Interim Period”), Seller will provide Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers and employees of the Company and Company Subsidiaries and their respective Properties, Projects and Sites (provided, however, that Purchaser shall not be entitled to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on the Sites) and the books and records relating to the Company and Company Subsidiaries, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and Company Subsidiaries; provided, however, that (a) Seller shall have the right to (i) have a Representative present for any communication with employees or officers of the Company or any Company Subsidiary and (ii) impose reasonable restrictions and requirements for safety purposes and (b) Seller shall not be required to provide access to any information that is (i) subject to attorney-client privilege to the extent doing so would cause such privilege to be waived, (ii) prohibited to be disclosed by Applicable Law or (iii) subject to contractual prohibitions against disclosure to the extent doing so would violate such prohibition (after Seller has used reasonable efforts to obtain the consent of the other party to disclose such information and such consent has been denied); and provided further that the auditors and independent accountants of Seller and the Company or any of their respective Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants; and provided further that notwithstanding anything to the contrary contained herein, none of Seller or its Affiliates (including the Company) shall be required to disclose to Purchaser or any Representative thereof any consolidated, combined, affiliated or unitary tax return which includes Seller or any of its Affiliates or any tax-related work papers, except, in each case, for materials or portions thereof that relate solely to the Company or any Company Subsidiary. In addition, upon reasonable advance request from Purchaser for purposes of a smooth and efficient transfer and integration of the business of the Company and Company Subsidiaries and other reasonable purposes, Seller shall use its commercially reasonable efforts to arrange meetings (whether telephonic or in person) with customers and suppliers of the Company and Company Subsidiaries,

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

provided that (i) Purchaser shall consult with Seller regarding the topics for discussion at such meetings and Seller shall have the right to have Representatives present at any such meetings, (ii) Seller may reasonably limit the number of individuals and the number of meetings, and (iii) Purchaser shall coordinate all such meetings with one or more Company employees designated by Seller. All such access and information obtained as a result of such access shall be subject to the terms and conditions of the Nondisclosure Agreement. Purchaser agrees to indemnify and hold harmless Seller, the Company, Company Subsidiaries, their Affiliates and their Representatives for any and all Losses to the extent arising out of the access rights with respect to the Sites under this Section 6.01, including any Losses (as defined herein) by any of them and/or any of Purchaser's Representatives for any injuries or property damage while present at the Projects.
6.02.    Certain Restrictions.
(a)During the Interim Period, unless otherwise expressly contemplated by this Agreement (including making the loans or capital contributions set forth on Schedule 4.03(c)), Seller shall cause the Company and each Company Subsidiary to operate in the ordinary course of business and, to the extent applicable, consistent with past practice, to maintain the Properties of the Company and each Company Subsidiary in the ordinary course of business consistent with the terms of this Agreement, and to pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any accounts payable or other obligations which are contested in good faith, only after consultation with Purchaser.
(b)Seller shall cause the Company and each Company Subsidiary to refrain from taking any of the following actions without Purchaser's prior written consent (which consent shall not be unreasonably withheld):
(i)amending any Company Subsidiaries' Organizational Documents or undertaking a recapitalization, reorganization, liquidation, dissolution or winding up (provided that this clause (i) shall not restrict any Company Subsidiary renaming any Company Subsidiary);
(ii)entering into any Contract that would be a Company Contract if in existence on the date hereof or amending, modifying or terminating (partially or completely) or waiving any material provision of any Company Contract, other than terminating that certain Agreement for Supply of Management Support Services by and between Seller and the Company, dated March 26, 2009 and termination of that certain Guarantees Contract, dated as of January 3, 2011, by and between the Company and Seller's Parent;
(iii)making any expenditures that are not Pre-Approved Expenditures or failing to make any expenditures that are Pre-Approved Expenditures materially in accordance with the timeline specified for such expenditure;
(iv)paying, discharging or satisfying any claims or Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business and, to the extent applicable, consistent with past practice of Liabilities reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and, to the extent applicable, consistent with past practice since the date of the Balance Sheet;
(v)selling, transferring or granting any license with respect to Intellectual Property

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

of the Company and the Company Subsidiaries other than non-exclusive licenses granted in the ordinary course of business and, to the extent applicable, consistent with past practice, or failing to make any filing, pay any fee or take any other action necessary to maintain the existence, validity and ownership by the Company or any Company Subsidiary of any material Intellectual Property owned by the Company or any Company Subsidiary;
(vi)changing in any material respect the Company's or any Company Subsidiary's accounting methods or practices other than as required by GAAP;
(vii)revaluing any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business and, to the extent applicable, consistent with past practice or as required by GAAP;
(viii)failing to maintain insurance coverage substantially equivalent to its existing insurance coverage of its Properties as in effect on the date hereof unless such insurance coverage is not available on commercially reasonable terms;
(ix)issue any guaranty, letter of credit, indemnity, performance or surety bond, agreement to provide capital or other credit support arrangement issued by, for the account of or in relation to the Company, any Company Subsidiary or the business of the Company or any Company Subsidiary; or
(x)agreeing or committing in writing to do or engage in any of the foregoing.
(c)Seller shall cause the Company and each Company Subsidiary to refrain from taking any of the following actions without Purchaser's prior written consent (which may be withheld in Purchaser's sole discretion):
(i)amending the Company's Organizational Documents or undertaking a recapitalization, reorganization, liquidation, dissolution or winding up (provided that this clause (i) shall not restrict the Company renaming any Company Subsidiary);
(ii)other than in the ordinary course of business and, to the extent applicable, consistent with past practice and as permitted by the Pre-Approved Expenditures, acquiring any Properties or Projects or disposing of any Properties or Projects of the Company or any Company Subsidiary, or incurring any Liens or permitting any Liens to be imposed on any Property of the Company or any Company Subsidiary, other than Permitted Liens and Liens to support letters of credit or Indebtedness permitted under Section 6.02(c)(iii);
(iii)entering into any agreement, negotiation, conversation or otherwise soliciting or discussing merging or consolidating with any other Person or disposing of any Projects;
(iv)canceling any debts owed to the Company or any Company Subsidiary, or waiving any claims or rights, having a value in the aggregate in excess of $25,000;
(v)settling or compromising any Tax liability;
(vi)except for scheduled increases (a) in Company Employee's bonus rights in accordance with the terms of the Specified Employee Benefit Plans and/or (b) any increase in compensation or bonus rights under existing Company Employee offer letters or employment agreements, as disclosed

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

on Schedule 6.02(c)(vi), increasing the level of wages, overall compensation or other benefits of any Company Employees;
(vii) entering into any Contract with Seller, Seller Parent, any Affiliates of Seller or Seller Parent, or any officer or director or employee of any such entity or, except as set forth on Schedule 6.02(c)(vii), any officer, director or employee of the Company or any Company Subsidiary;
(viii)granting any exclusive rights of any type or scope, including any exclusive rights with respect to the purchase of solar panels or other Project components that is not terminable by the Company or the applicable Company Subsidiary upon no more than thirty (30) days notice without payment;
(ix)declaring or paying any dividends or distributions in respect of Company Securities;
(x)issuing, delivering, selling, pledging or otherwise encumbering or subjecting to any Lien any capital stock, any other voting securities or other Equity Interests or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, voting securities or other equity interests or convertible securities;
(xi)taking any action whatsoever to cure any breach under the terms of this Agreement;
(xii)settling or compromising any pending or threatened suit, action or claim relating to the transactions contemplated hereby;
(xiii)entering into any agreement or arrangement that would limit or restrict the Company, the Company Subsidiaries and their Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;
(xiv)taking, or agreeing to commit to take, any action that would result in any of the conditions to the transactions contemplated by this Agreement not being satisfied or that would impair the ability of any of the Parties to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or delay such consummation;
(xv)incurring any Indebtedness, other than Intercompany Loans not to exceed the Intercompany Loan Amount;
(xvi)voluntarily terminate any Company Employee; or
(xvii)agreeing or committing in writing to do or engage in any of the foregoing.
(d)During the Interim Period, Seller shall cause the Company and Company Subsidiaries to use their commercially reasonable efforts to take the pre-construction activities reasonably necessary to further the development and permitting of the Advanced Development Projects in accordance with the terms and conditions of such project development agreements and other governing documents and the Pre-Approved Expenditures for such Advanced Development Projects and otherwise to not cause the currently contemplated development schedule for each Advanced Development Project to be delayed in any material respect. Notwithstanding anything in Section 6.02(a) to the contrary, the Company and Company Subsidiaries may in their sole discretion make Pre-Approved Expenditures or incur a Capital Commitment with respect thereto

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

and (ii) take commercially reasonable actions with respect to emergency situations that pose an imminent risk of personal injury or damage to material personal property as reasonably determined by Seller so long as Seller shall, upon becoming aware of the need to take any such actions, promptly inform Purchaser of any such actions that are taken outside the ordinary course of business.
(e)Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company's or any Company Subsidiary's operations prior to the Closing if the same would result in a violation of Applicable Law. Prior to the Closing, the management of Seller and the Company shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and Company Subsidiaries.
6.03.    Efforts; Regulatory and Other Approvals. During the Interim Period:
(a)Each Party will, in order to consummate the transactions contemplated hereby, (i) take all steps necessary, and proceed diligently and in good faith and use its reasonable best efforts, as promptly as practicable to do, or cause to be done, all of things necessary, proper or advisable to consummate and make effective the Transactions and the other transactions contemplated hereby, including to obtain Seller's Approvals, Company Approvals and Purchaser's Approvals and to make all required filings required to be made by it with, and to give all required notices to, all applicable Governmental Authorities, and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.
(b)The Parties will provide prompt notification to each other when any such approval referred to in Section 6.03(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.
(c)In furtherance of the foregoing covenants:
(i)Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party under the HSR Act or any other federal, state or local Applicable Laws (the “Regulatory Filings”). Each Party shall submit such Regulatory Filings as soon as practicable, but in no event later than ten (10) Business Days (subject to extension by mutual agreement) after the execution hereof. The Parties shall request expedited treatment of any such Regulatory Filing (if applicable), shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each Party shall have the right to review in advance all information proposed to be filed or submitted related to either Party, the Company or any Company Subsidiary, as applicable, and the transactions contemplated by this Agreement with respect to any Regulatory Filings.
(ii)Purchaser and Seller shall each be responsible for one-half of all filing and similar fees relating to the Regulatory Filings and under similar Applicable Laws and for the costs and expenses incurred by Purchaser, Seller, the Company and/or their respective Affiliates related to the Regulatory Filings and any information requests, including requests for production of documents and production of witnesses for interviews or other proceedings related thereto or arising therefrom; provided that Seller and the Company shall be responsible for the costs of their legal counsel incurred in connection

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

with the preparation of the Regulatory Filings. At the request of Purchaser, Seller shall provide Purchaser with reasonable assistance as may be reasonably necessary to prepare and deliver the Regulatory Filings including the provision of any reasonably required information and execution and submission of any reasonably required documents.
(iii)Notwithstanding anything herein to the contrary, neither Purchaser nor any of its Affiliates shall have any obligation to proffer or consent to an Order providing for the sale or other disposition, or the holding separate, of particular Properties, categories of Properties or lines of business, of any Properties or lines of business of the Company or any Company Subsidiary or of any other Properties or lines of business of Purchaser or any of its Affiliates in order to remedy any concerns that any Governmental Authority may have, or proffer or consent to any other restriction, prohibition or limitation on any of the Company, any Company Subsidiary, Purchaser, any of Purchaser's Affiliates or the Properties of the Company, any Company Subsidiary, Purchaser or any of Purchaser's Affiliates in order to remedy any such concerns.
6.04.    Employees; Employee Benefits.
(a)As of the Closing Date, the Company shall terminate its participation in each Company Employee Benefit Plan that is not sponsored, contributed to or maintained exclusively by the Company (but that is also sponsored, contributed to or maintained by Seller or one of its other Affiliates), and in no event shall any Company Employee be entitled to accrue any benefits under such Company Employee Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date. The Company shall retain all rights, Liabilities and responsibilities under, and neither Seller nor any of its other Affiliates shall have any Liability or responsibility under, each Company Employee Benefit Plan that is sponsored, contributed to or maintained exclusively by the Company or any Company Subsidiary (and that is not also sponsored, contributed to or maintained by Seller or one of its other Affiliates) from and after the Closing Date; provided that, nothing shall prevent the Company or Purchaser from amending or terminating any Company Employee Benefit Plan sponsored, contributed to or maintained exclusively by the Company in accordance with its terms and Applicable Law at any time on or after the Closing Date.
(b)From and after the Closing Date, Purchaser shall cause each Company Employee's service prior to the Closing Date with the Company or any predecessor thereof to be treated as service with Purchaser and its subsidiaries solely for purposes of determining eligibility to participate, level of benefits, accrual rate and vesting under any employee benefit plans, programs or arrangements of Purchaser and its subsidiaries in which Company Employees may be eligible to participate from and after the Closing Date (including with respect to any vacation, paid time-off and severance benefits), to the same extent such service was recognized under Company Employee Benefit Plans immediately prior to the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. With respect to any welfare benefit plans maintained by Purchaser or its subsidiaries for the benefit of Company Employees (and any dependents or beneficiaries thereof) from and after the Closing Date, Purchaser shall cause such plans to (i) waive any preexisting condition limitations, exclusions, actively-at-work requirements, waiting periods and other similar restrictions with respect to Company Employees (or any dependents or beneficiaries thereof), to the extent such restrictions were not applicable to such Company Employees (or dependents or beneficiaries thereof) immediately prior to the Closing Date, and (ii) recognize all co-payments, deductibles and other similar expenses incurred by Company Employees (or any dependents or beneficiaries thereof) during the calendar year in which the Closing Date occurs, to the extent such expenses were recognized immediately prior to the Closing Date.

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

(c)During the Interim Period, prior to making any communications or announcements, oral or written, to Company Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Purchaser shall provide Seller with the proposed communication or announcement in writing, Seller shall have a reasonable period of time to review and comment on the proposed communication or announcement, and Purchaser shall take Seller's comments into consideration in good faith.
(d)The Parties acknowledge and agree that all provisions contained in this Section 6.04 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Benefit Plan or other benefit plan, agreement or other arrangement, or shall create any third party beneficiary or other right (i) in any other Person, including any Company Employee or any participant in any Company Employee Benefit Plan or other benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (ii) to continued employment with Purchaser, Seller or any of their respective Affiliates.
(e)During the Interim Period, the Company shall submit to a vote of the Seller (or, if required by Code Section 280G, the holders of the securities of the Seller's Parent) the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive the portion of any Parachute Payments described in subsections (1) and (2) below that could constitute “excess parachute payments” (as defined in Section 280G(a) of the Code), such that no such Parachute Payments received by such “disqualified individual” cease to be deductible by the Company as a result of the application of Code Section 280G. In addition, with respect to Parachute Payments described in subsection (3) below, the Company shall update its 280G Consent Documents to include such payments to the extent that they could constitute “excess parachute payments” and provide the waivers to the disqualified individuals for such individuals to decide whether to submit such payments or benefits to the vote described in this Section 6.04(e) (and actually submit such payments or benefits to such vote if one or more of the disqualified individuals elects by executing a waiver). The Company shall provide to Purchaser a complete copy of the written documents distributed to the Seller (or, if required by Code Section 280G, the holders of the securities of the Seller's Parent) describing such payments and the solicitation of such vote (“280G Consent Documents”). “Parachute Payments” shall mean payments or other benefits that are contingent on the consummation of the transactions contemplated by this Agreement and that are (1) required or provided for pursuant to the terms of this Agreement, including, to the extent applicable, the rights to the Employee Payments, Specified Project Employee Payments and the Austin Employee Payments, (2) payable under any other agreement in existence as of the date hereof under a plan or agreement maintained by the Company or Seller, or (3) payable pursuant to a plan or agreement established by Purchaser or MEMC after the date hereof but prior to the Closing Date, provided that Company's benefits counsel is notified in writing by Purchaser's benefits counsel of the terms of such plan or agreement at least seven (7) days prior to the Closing Date.
6.05.    Supplemental Disclosure. Seller shall from time to time prior to the Closing Date supplement or amend Seller's Disclosure Schedule with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in Seller's Disclosure Schedule by giving prompt written notice to Purchaser. Any such supplemental or amended disclosure shall not be deemed to have cured any such breach of representation or warranty made in this Agreement, including for purposes of determining whether or not the conditions set forth in Article VII have been satisfied and indemnity obligations hereunder, and if the item so disclosed would result in a Material Adverse Effect, Purchaser shall be entitled to terminate this Agreement pursuant to Section 10.01(c). Notwithstanding the foregoing, Seller may provide a supplemental disclosure from time to time prior to the

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Closing Date (i) to reflect the addition to Schedules 4.11(a)(i) through (a)(xiii) of Company Contracts entered into during the Interim Period with the prior written consent of Purchaser pursuant to Section 6.02 hereof, (ii) to disclose to Purchaser, and reflect that the Company or a Company Subsidiary has obtained, a new Company Permit during the Interim Period, filed a new Permit Application or received material documents and reports of the type described in Section 4.07(d) during the Interim Period, in each case if and to the extent that such Company Permit, Permit Application or permit document/report was obtained in compliance with the terms of Section 6.02, (iii) to reflect the addition to Schedule 4.13(b) of Company Employee Benefit Plans entered into during the Interim Period with the prior written consent of Purchaser pursuant to Section 6.02 hereof, (iv) to disclose to Purchaser copies of stock record books, minute books, bank accounts, and other corporate records of each of the Company and Company Subsidiaries that were prepared after the date hereof to reflect in the records of the Company or an applicable Company Subsidiary corporate actions taken after the date hereof during the Interim Period in each case that were taken with the prior written consent of Purchaser if and to the extent Purchaser has provided prior written consent in accordance with the terms of Section 6.02, and (v) to disclose to Purchaser copies of all material reports, assessments, analyses, reviews, audits and filings relating to known or potential Environmental Conditions, Environmental Liabilities or Environmental Attributes prepared by or on behalf of the Company during the Interim Period, if and to the extent such materials were prepared or obtained by the Company following the receipt by Seller of the prior written consent of Purchaser after the date hereof, and any such supplemental disclosure (A) with respect to such a Company Contract shall be deemed to have amended the applicable subsection of Schedule 4.11(a) and to reflect that such Company Contract has been Made Available to Purchaser for all purposes of this Agreement (provided, however, that such disclosure does not in any way modify any other representations and warranties contained in this Agreement or the indemnity rights provided to Purchaser with respect thereto, regardless of the fact that such information was Made Available), (B) with respect to any such Company Permit, Permit Application or permit document/report shall be deemed to have amended the representation in Section 4.07(a), 4.07(c) or 4.07(d), as applicable, to reflect that such Company Permit, Permit Application or permit document/report, as applicable, has been Made Available to Purchaser for all purposes of this Agreement (provided, however, that such disclosure does not in any way modify any other representations and warranties contained in this Agreement or the indemnity rights provided to Purchaser with respect thereto, regardless of the fact that such information was Made Available), (C) with respect to such Company Employee Benefit Plan shall be deemed to have amended Section 4.13(b) and to reflect that such Company Employee Benefit Plan has been Made Available to Purchaser for all purposes of this Agreement (provided, however, that such disclosure does not in any way modify any other representations and warranties contained in this Agreement or the indemnity rights provided to Purchaser with respect thereto, regardless of the fact that such information was Made Available), (D) with respect to any stock record books, minute books, bank accounts, and other corporate records shall be deemed to have amended the representation in Section 4.27(a) to reflect that such books and records and have been Made Available to Purchaser for all purposes of this Agreement (provided, however, that such disclosure does not in any way modify any other representations and warranties contained in this Agreement or the indemnity rights provided to Purchaser with respect thereto, regardless of the fact that such information was Made Available), and (E) with respect to all material reports, assessments, analyses, reviews, audits and filings prepared by or on behalf of the Company relating to known or potential Environmental Conditions, Environmental Liabilities or Environmental Attributes shall be deemed to have amended Section 4.15(e) to reflect that such materials have been Made Available to Purchaser (provided, however, that such disclosure does not in any way modify any other representations and warranties contained in this Agreement or the indemnity rights provided to Purchaser with respect thereto, regardless of the fact that such information was Made Available).

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

6.06.    No Negotiations. During the Interim Period, each of Seller and Seller Parent shall not, and each shall cause the Company and each Company Subsidiary not to, and shall cause their Affiliates and Representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to any Person with respect to, have any discussions with any Person (except with Purchaser and its Representatives) or enter into any letter of intent or similar document or any agreement or commitment relating to, an Acquisition Proposal and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing. If Seller, Seller Parent, the Company or any Company Subsidiary, or their respective Representatives, as applicable, receives, prior to the Closing, any Acquisition Proposal, Seller will immediately suspend any discussions with such offeror or Person with regard to such Acquisition Proposal and notify Purchaser thereof. For purposes of this Section 6.06, the term “Acquisition Proposal” means any proposal or offer for a merger or consolidation involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the business or assets of, the Company and Company Subsidiaries (taken together), other than the transactions contemplated by this Agreement.
6.07.    Further Assurances; Post-Closing Cooperation.
(a)Upon the terms and subject to the conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Applicable Law, to fulfill its obligations under this Agreement or otherwise as may be reasonably required to make effective the Transactions and the other transactions contemplated hereby.
(b)If, in order to properly prepare its Tax Returns, other documents or reports required to be filed with Governmental Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that Seller be furnished with additional information, documents or records relating to the business or financial or operating condition of the Company and Company Subsidiaries, and such information, documents or records are in the possession or control of Purchaser or its Affiliates (including the Company), Purchaser shall promptly (i) furnish or make available such information, documents or records (or copies thereof) at Seller's reasonable request and (ii) make available to Seller, its Affiliates and their respective Representatives the employees of Purchaser and its Affiliates in respect of the Company and Company Subsidiaries whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Seller, its Affiliates or their respective Representatives in connection with Seller's or such Affiliates' (or such Representatives') inquiries for any of the purposes referred to in this Section 6.07(b), including the presence of such persons as witnesses in hearings or trials for such purposes. Seller shall reimburse Purchaser promptly for any reasonable out-of-pocket expenses incurred by Purchaser and its Affiliates in complying with any request by or on behalf of Seller, its Affiliates or their respective Representatives in connection with this Section 6.07(b). Purchaser agrees for a period of seven (7) years after the Closing Date, or such longer period as the books and records and other data relating to the business or financial or operating condition of the Company and Company Subsidiaries in Purchaser's or its Affiliates' (including the Company's) possession with respect to periods prior to the Closing Date remain relevant to open Tax years, not to destroy or otherwise dispose of any such books, records and other data unless Purchaser shall first offer by notice to Seller to surrender such books, records and other data and Seller shall not agree in writing to take possession thereof, at its cost and expense, during the ninety (90) day period after such offer is made. Without limiting the foregoing, Seller and its Affiliates shall have the right to retain copies of all books, data, files, information

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

and records in any media (including, for the avoidance of doubt, tax returns and other information and documents relating to tax matters) of the Company and Company Subsidiaries relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Company Employees, (ii) as required by any legal or regulatory authority, including any Applicable Law, or (iii) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to this Agreement, in each case subject to compliance with all Applicable Laws relating to privacy.
(c)Notwithstanding anything to the contrary contained in this Section 6.07, if the Parties are in an adversarial relationship in any Action, the furnishing of information, documents or records in accordance with any provision of this Section 6.07 shall be subject to applicable rules relating to discovery.
6.08.    Indemnification of Directors and Officers; Directors' and Officers' Insurance.
(a)Purchaser agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Directors and Officers as provided in the Company's Organizational Documents or in the Organizational Documents of any Company Subsidiary as in effect as of January 1, 2011 with respect to matters occurring on or prior to the Closing Date shall survive the Closing and shall continue in full force and effect for the period from and after the Closing Date until the date that is the sixth anniversary of the Closing Date.
(b)If the Closing occurs and if Purchaser or the Company or any of its successors or assigns shall (i) thereafter consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, Purchaser shall ensure that proper provisions shall be made so that the successors and assigns of Purchaser and the Company, as the case may be, are creditworthy and assume all of the obligations of Purchaser and the Company set forth in this Section 6.08.
(c)As of the Closing Date, Purchaser or the Company (with the election being at Purchaser's option and expense) shall have purchased and shall maintain in full force and effect for a period of six (6) years from and after the Closing Date (and, if any Claim is asserted or made within such six-year period, Purchaser shall ensure that such insurance remains in effect until final disposition of such Claim) a “tail” directors' and officers' liability insurance policy or policies providing each individual currently covered by the Company's directors' and officers' liability insurance coverage for events occurring at or prior to the Closing Date (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) that is no less favorable than the Company's existing policy if such “tail” policy is available for purchase with a premium in an amount not to exceed $65,000.
6.09.    Business Marks.
(a)Purchaser, the Company and Company Subsidiaries acknowledge that they are not purchasing, acquiring, retaining or otherwise obtaining any right, title or interest in and to any Business Marks and, except as otherwise provided in this Section 6.09, following the Closing Date they shall, and shall cause their Affiliates to, immediately cease and desist any and all uses of any Business Marks and all trade, corporate or business names, and trademarks and service marks similar to any Business Marks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements. Purchaser, on behalf of itself and its Affiliates (including, following the Closing, the Company and Company Subsidiaries), agrees that any and all rights of the Company and Company Subsidiaries to the Business Marks, pursuant to any written or oral agreements or arrangements with Seller or its Affiliates, shall terminate on

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

the Closing Date without recourse by Purchaser, the Company and Company Subsidiaries.
(b)Purchaser shall, and shall cause the Company and Company Subsidiaries to, within one hundred eighty (180) days after the Closing Date, execute and file with all applicable Governmental Authorities all necessary documents to effect a change to their respective names to names not containing any Business Marks or any derivation, translation, adaptation, combination or variation thereof, or any term confusingly similar thereto. For the avoidance of doubt, subject to this Section 6.09, solely during such one hundred eighty (180) day period, the Company and Company Subsidiaries may use the Business Marks in the ordinary course of their respective businesses.
(c)Within ninety (90) days after the Closing Date, the Company and Company Subsidiaries shall, and Purchaser shall cause the Company and Company Subsidiaries to, destroy or exhaust all materials bearing the Business Marks, including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, envelopes, checks, business cards, website content, invoices, receipts, forms, product, training and service literature and materials and all other materials (“Materials”). Except as otherwise provided in this Section 6.09, the Company and Company Subsidiaries shall, solely during such period have the right to use such Materials in connection with their respective businesses.
(d)Purchaser, on behalf of itself and its Affiliates, agrees that after the Closing Date, the Company and Company Subsidiaries, Purchaser and its Affiliates will not expressly, or by implication, do business as or represent themselves as Seller or its Affiliates, and shall use all reasonable efforts to ensure that there is no confusion that the Company and Company Subsidiaries are no longer affiliated with Seller or its Affiliates.
6.10.    Certain Services and Benefits Provided by Affiliates. Purchaser acknowledges that the Company and Company Subsidiaries currently receives from Seller and its Affiliates (other than the Company and Company Subsidiaries) certain support and services. Purchaser further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate, without any Liability to the Company or any Company Subsidiary, as of the Closing Date, except as may be provided under the Transition Services Agreement.
6.11.    Covenant Not to Compete; Covenant Not to Solicit.
(a)Non-Compete. In addition to and without limiting any non-compete or similar obligations included in any employment agreements executed in connection with the transactions contemplated by this Agreement with respect to the employees, and as an inducement for Purchaser to enter into this Agreement, Seller agrees that neither Seller nor any business or entity directly or indirectly majority owned or managed by Seller (collectively, the “Restricted Persons”) shall, for a period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date (the “Non-Competition Period”), without Purchaser's prior written consent, directly own, manage, operate, assist, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit company, organization or business that is in the business of developing or operating utility-scale solar plants having the same point of interconnection as any Advanced Development Project, other than as may be set forth in the Transition Services Agreement and other than any Specified Denied Project that has been transferred to Seller or its designated Affiliate in accordance with Section 6.15(a) and has not been resold to Purchaser in accordance with Section 6.15(b).

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

(b)No Solicitation. In addition to and without limiting any non-solicit or similar obligations included in any employment agreements executed in connection with the transactions contemplated by this Agreement with respect to the employees, and as an inducement for Purchaser to enter into this Agreement, Seller agrees for a period beginning on the Closing Date and ending on the date that is two (2) years after the Closing Date (the “Non-Solicit Period”), the Restricted Persons shall not, directly or indirectly, as an employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, (i) hire, solicit or encourage to leave the employment or other service of Purchaser (including its subsidiaries), the Company or any Company Subsidiary any employee of Purchaser or any of its subsidiaries or any independent contractor who was employed or engaged by the Company or any Company Subsidiary on the Closing Date or (ii) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company or any Company Subsidiary, vendor or other supplier of the Company or any Company Subsidiary or any other Persons having business with the Company or any Company Subsidiary, each as at the Closing Date, to terminate its business with the Company or any Company Subsidiary; provided that (A) the Restricted Persons may hire or solicit any such employee or independent contractor whose employment is terminated by Purchaser, the Company or any Company Subsidiary (as applicable) following the Closing Date, but not earlier than 1 year after such termination and (B) the foregoing shall not prohibit any general solicitation of employment (including placing of an advertisement or solicitation through an employment agency or executive search firm provided that such employment agency or executive search firm is not directed, encouraged or advised by Seller, or any of its Affiliates, to approach any such employee or independent contractor).
(c)Remedies. Seller acknowledges that a breach of the covenants contained in this Section 6.11 will cause irreparable damage to Purchaser, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if any person or entity breaches the covenants contained in this Section 6.11, in addition to any other remedy that may be available at law or in equity, Purchaser shall be entitled to specific performance and injunctive relief, without posting bond or other security.
(d)Enforcement. In the event the agreement in this Section 6.11 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(e)Purchase Price Allocation. An amount not to exceed the fair market value of the Total Purchase Price shall be allocated to the covenants contained in this Section 6.11 and such amount shall not exceed $5,000,000.00.
6.12.    Release. Effective upon the Closing, each of Seller and Seller's Parent hereby irrevocably waives, releases and discharges the Company and each Company Subsidiary from any and all liabilities and obligations to it of any kind or nature whatsoever, in its capacity as a shareholder, or creditor of the Company or in any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or equity, and each of Seller and Seller's Parent agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Company, or any of the Company Subsidiaries; provided, that the waivers contained in

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

this Section 6.12 shall not apply to claims asserted by Seller or Seller's Parent pursuant the terms of this Agreement. In furtherance of the foregoing, each of Seller and Seller's Parent hereby agrees that it shall not make any claim for indemnification against the Company or any of the Company Subsidiaries by reason of the fact that Seller and/or Seller's Parent is or was a direct or indirect shareholder or agent of the Company or is or was serving at the request of the Company or any of the Company Subsidiaries as a partner, manager, trustee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against Seller and/or Seller's Parent.
6.13.    Notices of Certain Events.
(a)From the date of this Agreement through the Closing, Seller shall promptly notify Purchaser of:
(i)To the Seller's Actual Knowledge, any Material Adverse Effect or any fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties made by the Seller hereunder;
(ii)Any written or express notice or other written or express communication received by Seller, the Company or a Company Subsidiary from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;
(iii)Any written or express notice or other written or express communication received by Seller or the Company from, or sent by Seller or the Company to, any Governmental Authority in connection with the transactions contemplated hereby;
(iv)Any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary that, if pending on the date hereof, would have been required to have been disclosed by the Seller pursuant to Article IV of this Agreement; and
(v)(1) The damage or destruction by fire or other casualty of any material asset or part thereof of the Company or any Company Subsidiary or (2) any asset or part thereof becoming the subject of any proceeding or, to the Knowledge of Seller, threatened proceeding for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;
(b)Seller and the Company hereby acknowledge that Purchaser does not and shall not waive any right it may have hereunder solely as a result of such notifications and any notification given pursuant to this Section 6.13 except as provided in the last sentence of Section 6.05 (including any supplement to the Schedules to this Agreement) shall (i) not have any effect for purposes of determining satisfaction of the conditions set forth in Article VII of this Agreement, and (ii) not in any way limit Purchaser's exercise of its rights hereunder.
6.14.    Employee Payments.
(a)Within a reasonable period prior, and in any event no less than five (5) Business Days prior, to the date an Employee Payment is required to be made under a Specified Employee Bonus Plan,

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Seller shall disclose to Purchaser the calculation of each such Employee Payment and any information necessary to confirm that such Employee Payment was calculated in accordance with the applicable Specified Employee Bonus Plan (each, a “Employee Payment Calculation”). Purchaser shall have an opportunity to review with Seller and object to (but not determine) all or any part of the Employee Payment Calculation, such review to be reasonably prompt and any objection to be in good faith. In the event that Purchaser shall object to any portion of the Employee Payment Calculation, Purchaser and the Seller shall discuss Purchaser's objections in good faith; provided, that if Purchaser and Seller have not agreed upon the Employee Payment Calculation prior to the applicable date an Employee Payment is required to be made under a Specified Employee Bonus Plan, it shall be based on Seller's good faith estimate.
(b)Within two (2) Business Days after the Closing Date, Purchaser shall pay the Closing Employee Payments to the applicable Company Employees.
6.15.    Specified Projects.
(a)Specified Denied Projects. If, with respect to any Specified Project PPA, (i) the Specified Project Condition Date does not occur by June 30, 2012, (ii) a Specified Network Upgrade Trigger occurs, (iii) a Specified Termination Event or Material Specified Action Trigger occurs prior to the Specified Project Condition Date, or (iv) a Maximum Capacity Reduction Trigger occurs prior to the Specified Project Condition Date and Purchaser has not consented to the reduction in Adjusted Specified MW which resulted in the Maximum Capacity Reduction Trigger (any such Specified Project for which an event described in (i), (ii), (iii) or (iv) above, a "Specified Denied Project"), Seller shall have the option (the “Repurchase Option”), which may be exercised with at least five (5) Business Days' prior written notice to Purchaser (a “Repurchase Notice”), to require Purchaser or the applicable Company Subsidiary to convey, assign, transfer and deliver the Equity Interests in the applicable Specified Project Company which owns such Specified Denied Project, and any other assets relating solely (or, in the case where such assets are shared by one or more Specified Projects and the Specified Denied Project, Purchaser shall use commercially reasonable efforts to convey as many of such shared assets as is reasonable) to such Specified Denied Project owned by Purchaser or any of its Affiliates but not owned by such Specified Project, to Seller or its designated Affiliate within five (5) Business Days of receipt of such notice (such date, the “Specified Denied Project Transfer Date”) in accordance with the form of Assignment Agreement attached hereto as Exhibit B (an “Assignment Agreement”), provided that Seller or its designated Affiliate reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser or its Affiliates (including the Specified Project Company) with respect to such Specified Denied Project, including Specified Environmental Remediation Costs that have been paid by Purchaser (or its Affiliates (including the Specified Project Company), which (A) shall exclude overhead expenses incurred by the Company or the Company Subsidiaries after the Closing Date in connection with the development of such Specified Denied Project, and (B) do not exceed the budgeted amount set forth in Schedule 1.01(c) by more than ten percent (10%), without the prior written approval of Seller.
(b) Re-Sale Option. If, following a Specified Denied Project Transfer Date, (i) Seller and the Specified Utility renegotiate and execute an amended Specified PPA which respect to the applicable Specified Denied Project (a “Renegotiated Specified PPA”), or (ii) an amended or new Qualified Interconnection Study is issued that satisfies the Specified Network Upgrade Conditions (clause (i) or (ii) as applicable, the “Renegotiation Trigger”), the Purchaser shall have the right (in its sole discretion) to, and Seller shall agree to (if Purchaser so exercises such right), negotiate for up to sixty (60) days after Purchaser receives written notice from Seller, of the Renegotiation Trigger a purchase and sale agreement with Purchaser with terms and conditions, to the extent applicable, substantially the same as those set forth herein, pursuant

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

to which Seller or its applicable Affiliate shall sell, and Purchaser shall purchase, the applicable Specified Denied Project (a “Purchase and Sale Agreement”). If at the end of such sixty (60) day period, Purchaser and Seller have not executed a Purchase and Sale Agreement with respect to the applicable Specified Denied Project for any reason, no Party shall have any further obligation or liability to the other with respect to such Specified Denied Project.
6.16.    Specified Project Deferred Payment Covenants.
(a)From and after the Closing Date, until such time as a Project becomes a Specified Denied Project, Purchaser shall in good faith use its commercially reasonable efforts, including payment of reasonable costs, to achieve the Specified Project Condition Date with respect to each Specified Project as soon as is reasonably possible, and Seller shall reasonably cooperate with Purchaser in connection therewith and Seller shall not take any actions inconsistent therewith. To carry out the foregoing, Purchaser shall, among other things, (i) coordinate with Seller and its designated representatives to develop and implement strategies and action plans to achieve each Specified Project Condition Date, including holding a monthly conference call with Seller's designated representatives to discuss such strategies and action plans and the status of achieving each Specified Project Condition Date; (ii) keep Seller reasonably informed on a timely basis with respect to all material developments relating to achieving each Specified Project Condition Date, including delivering to Seller copies of all Qualified Interconnection Studies, and material filings, notices and other reports relating to such Qualified Interconnection Studies; (iii) permit Seller to review in advance all filings made by Purchaser with the CAISO, the Specified Utility or CPUC with respect to achieving the Specified Project Condition Date; (iv) provide copies of all material written communications with the CAISO, the Specified Utility or CPUC with respect to achieving the Specified Project Condition Date within three (3) Business Days; and (v) permit Seller, at its cost and expense, to participate in all meetings between Purchaser and the CAISO, the Specified Utility or CPUC with respect to achieving the Specified Project Condition Date.
(b)From and after the Closing Date, until such time as a Project becomes a Specified Denied Project, Purchaser shall not knowingly, and shall cause its Affiliates to not knowingly take, any Material Specified Action for the purpose of adversely affecting the ability to achieve a Specified Project Condition Date.
(c)With respect to each Specified Project, from the date hereof until the date which is 60 days following any Specified Denied Project Transfer Date or such earlier date as the Purchaser elects, in writing, not to exercise its repurchase option in accordance with Section 6.15(b), with respect to such Specified Project, each of Seller and Seller Parent shall not, and shall cause their Affiliates and Representatives not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, engage in negotiations concerning, provide any confidential information or data to any Person with respect to, have any discussions with any Person (except with Purchaser and its Representatives) or enter into any letter of intent or similar document or any agreement or commitment relating to, a Specified Acquisition Proposal and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing. If Seller, Seller Parent, or their respective Affiliates or Representatives, as applicable, receives, prior to the date which is 60 days following a Specified Denied Project Transfer Date with respect to such Specified Project, any Specified Acquisition Proposal, Seller will immediately suspend any discussions with such offeror or Person with regard to such Specified Acquisition Proposal and notify Purchaser thereof. For purposes of this Section 6.16, the term “Specified Acquisition Proposal” means any proposal or offer for a merger or consolidation

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the business or assets of, the applicable Project Company, other than the transactions contemplated by this Agreement.
(d)In the event of the issuance of a Qualified Interconnection Study that does not satisfy the Specified Network Upgrade Condition and Purchaser does not waive the Specified Network Upgrade Condition as a condition of making the Specified Project Deferred Payment, then Seller shall, up to the Specified Network Upgrade Trigger, be required to fund the Excess Network Upgrade Costs to Purchaser, which Seller may elect to do by funding the Excess Specified Network Upgrade Costs or by reducing the Specified Project Deferred Payment by the amount of the Excess Specified Network Upgrade Costs.  If such Excess Network Upgrade Costs are above the Specified Network Upgrade Trigger, Seller may elect to (i) exercise Seller's Repurchase Option with respect to the Specified Denied Project in accordance with Section 6.15, (ii) coordinate with Purchaser consistent with the provisions in this Section 6.16, to take actions to satisfy the Specified Network Upgrade Condition, or (iii) fund the Excess Network Upgrade Costs.
(e)Purchaser shall use reasonable efforts to permit the Company's management responsible (as of Closing) for the development of the Specified Projects to continue to manage the development of each Specified Project as it relates to achievement of each Specified Project Condition Date, subject to reasonable restrictions. In the event that Seller delivers a Repurchase Notice to Purchaser pursuant to Section 6.15(a), Seller shall immediately assume power to direct or cause the direction of the applicable Specified Project Company, the CPUC Approval process, and the Specified Network Upgrade Costs for the applicable Specified PPA until such time as the Specified Utility's consent to the Repurchase Option is obtained, any other consents required by the terms of Purchaser's loan documents are obtained, and Purchaser and Seller execute and deliver an Assignment Agreement.
(f)Seller may, but shall not have an obligation to, deliver written notice to Purchaser in the event that Seller believes that Purchaser is not implementing strategies and action plans to effectively and expeditiously achieve each Specified Project Condition Date. Such notice shall set forth, in detail, such strategies, actions and plans as Seller reasonably believes are necessary to effectively and expeditiously achieve each Specified Project Condition Date.
(g)Notwithstanding anything to the contrary in this Agreement and regardless of whether the Specified Project Condition Date has occurred, the Specified Project Deferred Payment with respect to any applicable Specified Project shall become due and payable upon (i) Purchaser's material breach of any of its obligations under Section 6.16(b) only if (A) Seller has first given written notice to Purchaser identifying such material breach and (B) Purchaser has not cured or remedied such material breach within ten (10) Business Days of receipt of such notice or (ii) a Change in Control with respect to such Specified Project Company.
(h)Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser be deemed to have breached any provision of Section 2.07, Section 6.15 and Section 6.16, or any common law obligations of good faith and fair dealing, by the taking of any Permitted Purchaser Action.
6.17.    Pre-Deferred Payment Escrow Disbursements. If, on the date the Indemnity Escrow Account may be finally released, the aggregate indemnification claims as of such date do not exceed the Indemnity Threshold and indemnification claims that are subject to the Indemnity Threshold were previously were paid from the Indemnity Escrow Account as a result of the Indemnity Threshold having been lower prior to

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

payment of the Specified Project Deferred Payment or Austin Deferred Payment (the “Pre-Deferred Payment Escrow Disbursements”), Purchaser shall pay, within three (3) Business Days of such determination, (a) the amount of the Pre-Deferred Payment Escrow Disbursements, minus the Employee Payments payable in connection with the Pre-Deferred Payment Escrow Disbursements (the “Pre-Deferred Payment Escrow Employee Payments”), to Seller and (b) the Pre-Deferred Payment Escrow Employee Payments to the applicable Company Employees in accordance with the Specified Employee Bonus Plans.
6.18.    Treatment of Certain Indebtedness. Seller shall deliver to Purchaser, at the Closing, such payoff letters or other documents or evidence as Purchaser may reasonably request in order to evidence that, upon payment by Purchaser of the Base Purchase Price to Seller at the Closing in accordance with the terms hereof (and regardless of any reductions to the Base Purchase Price that may later be made in accordance with the terms of this Agreement) all Intercompany Loans will have been extinguished and paid in full without further Liability to Purchaser, the Company or any Company Subsidiary.
6.19.    Support Obligations. With respect to each guaranty, letter of credit, indemnity, performance or surety bond, agreement to provide capital or other credit support arrangement issued by or for the account of Seller or any of its Affiliates (other than the Company and Company Subsidiaries) in relation to the Company, any Company Subsidiary or the business of the Company and Company Subsidiaries, only to the extent such items are set forth on Schedule 6.19 (collectively, the “Support Obligations”), Purchaser shall use its commercially reasonable efforts to provide or obtain, prior to the Closing but not effective until such Closing, such substitute agreements and credit support arrangements in replacement for the Support Obligations (including using its commercially reasonable efforts to receive all required approvals, consents and authorizations in connection with such replacement as specified on Schedule 6.19) and shall use its commercially reasonable efforts to procure that Seller and its Affiliates (other than the Company and Company Subsidiaries), and be fully and unconditionally released from its respective obligations under the Support Obligations, in each case in form and substance reasonably satisfactory to Seller. Seller will cooperate reasonably with Purchaser with respect to the foregoing. For clarity, “Support Obligations” shall not include any deposits.
6.20.    Transition Services Agreement. Within five (5) Business Days of the date of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to negotiate in good faith the form of Transition Services Agreement.
Article VII.CONDITIONS TO OBLIGATIONS OF PURCHASER
The obligation of Purchaser to consummate the Transaction is subject to the fulfillment, at or before the Closing, of each of the following conditions and any condition specified in that certain letter agreement executed by Purchaser and Seller dated as of the date hereof (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):
7.01.    Representations and Warranties.
(a)The representations and warranties (other than those in Sections 3.01, 3.02 3.03, 4.01, 4.02, 4.03, 4.04 and 4.12) made by Seller in Article III and Article IV (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, including in any definition used therein) shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby; (ii) representations and warranties which are as of a specific date, which shall be true and accurate as of such date, subject to the immediately following clause (iii); or (iii)

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

where the failure to be true and accurate would not result in a Material Adverse Effect.
(b)The representations and warranties made by Seller and Seller's Parent in Sections 3.01, 3.02 3.03, 4.01, 4.02, 4.03, 4.04 and 4.12 shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby, or (ii) representations and warranties which are as of a specific date, which shall be true and accurate as of such date.
7.02.    Performance. Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before the Closing.
7.03.    Officer's Certificate. Seller shall have delivered to Purchaser at the Closing a certificate of an officer of Seller, dated as of the Closing Date, as to the applicable matters set forth in Sections 7.01 and 7.02.
7.04.    Orders and Applicable Laws. There shall not be in effect on the Closing Date any Order or Applicable Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
7.05.    Resignations. Seller shall have caused the resignation or removal of all members of the Board of Directors of the Company and those members of the Board of Directors of those Company Subsidiaries set forth on Schedule 7.05, and shall have been delivered to Purchaser evidence thereof.
7.06.    FIRPTA Certificate. The Company shall have issued to Purchaser a certificate described in Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company is not, and has not been a “United States real property holding corporation” as that term is defined in section 897(c)(2) of the Code and Treasury Regulation section 1.897-2(b), during the period Seller has held the Shares. Seller shall mail a copy of such certificate to the IRS within thirty (30) days of providing such statement to Purchaser but in no event later than the Closing Date.
7.07.    Management Agreement. That certain Agreement for Supply of Management Support Services by and between Seller and the Company, dated March 26, 2009, shall have been terminated.
7.08.    Transition Services Agreement. Seller shall deliver, or cause to be delivered, to Purchaser the Transition Services Agreement duly executed by Seller.
7.09.    No Material Adverse Effect. Subject to Section 6.05, since the date of this Agreement, there shall have been no Material Adverse Effect, and Purchaser shall have received a certificate dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer (or, if the Company has no Chief Executive Officer as of the Closing Date, the Chief Operating Officer) and the Chief Financial Officer of the Company that there has been no Material Adverse Effect.
7.10.    No Pending Action. (i) There shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Authority, and (ii) there shall not be instituted or pending any action or proceeding by any other person, domestic or foreign, before any Governmental Authority that, in the case of (ii), is reasonably determined by Purchaser to have a substantial likelihood of being successful in (a) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by this Agreement or any Transaction Document, (b) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Purchaser or its Affiliates of all or any portion of the business or assets of the Company and any of the Company Subsidiaries or of Purchaser or any of its Affiliates, or to compel Purchaser or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of the Company Subsidiaries or of Purchaser or any of its Affiliates, (c) seeking to impose or confirm material limitations on the ability of Purchaser or any of its Affiliates to exercise full rights of the ownership of the equity interests of the Company, including, without limitation, the right to vote the capital stock of the Company acquired or owned by Purchaser or any of its Affiliates on all matters properly presented to the holders of such equity interests, (d) seeking to require divestiture by Purchaser or any of its Affiliates of the equity interests of the Company or any assets of the Company or any of the Company Subsidiaries, or (e) that otherwise would reasonably be expected to have a Material Adverse Effect.
7.11.    Indemnity Escrow Agreement. Purchaser shall have received an executed counterpart to the Indemnity Escrow Agreement, signed by Seller and the Indemnity Escrow Agent.
7.12.    Consents. The approvals, consents and notifications set forth on Schedule 7.12 shall have been duly obtained, made or given, and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred (other than pursuant to the HSR Act, which is covered by Section 7.14).
7.13.    HSR Act. Any waiting period applicable to the Transaction under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission or any private action by a state attorney general to prevent the consummation of the transactions contemplated by this Agreement.
7.14.    Indebtedness. The representations contained in Section 4.06(b) shall be true and correct on the Closing Date in all respects with respect to indebtedness for borrowed money (and to the extent that this condition has not been satisfied but the Purchaser chooses to waive this condition to Closing, then such amounts of indebtedness for borrowed money that would make the representation and warranty untrue shall be deemed to be Transaction Expenses and/or Estimated Transaction Expenses.
Article VIII.CONDITIONS TO OBLIGATIONS OF SELLER
The obligation of Seller to consummate the Transaction is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):
8.01.    Representations and Warranties. The representations and warranties made by Purchaser and MEMC in Article V shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (a) changes permitted or contemplated hereby; (b) representations and warranties which are as of a specific date, which shall be true and accurate as of such date, subject to the immediately following clause (c); or (c) where the failure to be true and accurate would not in the aggregate have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.
8.02.    Performance. Purchaser and MEMC shall have performed and complied, in all material

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

respects, with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.
8.03.    Officer's Certificate. Purchaser shall have delivered to Seller at the Closing a certificate of an officer of Purchaser, dated as of the Closing Date, as to the matters set forth in Sections 8.01 and 8.02.
8.04.    Orders and Applicable Laws. There shall not be in effect on the Closing Date any Order or Applicable Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
8.05.    Governmental Approvals. Company Approvals and Seller's Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred.
8.06.    Transition Services Agreement. Purchaser shall deliver, or cause to be delivered, to Seller the Transition Services Agreement duly executed by Purchaser.
8.07.    Indemnity Escrow Agreement. Seller shall have received an executed counterpart to the Indemnity Escrow Agreement, signed by Purchaser and the Indemnity Escrow Agent.
8.08.    HRS Act. Any waiting period applicable to the Transaction under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission or any private action by a state attorney general to prevent the consummation of the transactions contemplated by this Agreement.
Article IX.TAX MATTERS
9.01.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement and the transactions contemplated hereby, if any, shall be paid one-half by Purchaser and one-half by Seller, when due, and Purchaser shall file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration and other Taxes and, if required by Applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Purchaser and Seller will cooperate with each other to take such commercially reasonable actions as will minimize or reduce the amount of such Taxes.
9.02.    Tax Returns, Refunds and Other Tax Matters.
(a)Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns with respect to the Company and Company Subsidiaries for Taxable periods ending on or prior to the Closing Date, in a manner consistent with past practice. Seller shall provide Purchaser copies of all such Income Tax Returns due after the date hereof at least thirty (30) days prior to their due date and all non-Income Tax Returns due after the date hereof as soon as commercially practicable following the preparation of such non-Income Tax Return for Purchaser's review and comment and shall make such revisions as are reasonably requested by Purchaser. Purchaser and Seller shall attempt to resolve, in good faith, any disagreements as to the treatment of any item on any Tax Return due after the date hereof. Purchaser shall provide, or shall cause the Company and Company Subsidiaries to provide, Seller with copies of any books or records necessary for the preparation of such Tax Returns.
(b)Purchaser shall prepare or cause to be prepared and file or cause to be filed on a timely

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

basis all Tax Returns with respect to the Company and Company Subsidiaries for Taxable periods that begin before and end after the Closing Date (a “Straddle Period”), in a manner consistent with past practice. Purchaser shall provide Seller copies of all Straddle Period Income Tax Returns at least thirty (30) days prior to their due date and all Straddle Period non-Income Tax Returns as soon as commercially practicable following the preparation of such Straddle Period non-Income Tax Return for Seller's review and comment and shall make such revisions as are reasonably requested by Seller. Purchaser and Seller shall attempt to resolve, in good faith, any disagreements as to the treatment of any item on any Tax Return for a Straddle Period. Purchaser shall cause the Company and Company Subsidiaries to pay all Taxes shown on such Tax Returns. Seller shall reimburse Purchaser for (i) the Income Tax on such returns that would have been due by the Company and Company Subsidiaries if the Closing Date had been treated as the last date of the taxable period and (ii) the portion of Taxes other than Income Taxes that relates to the portion of the Straddle Period ending on the Closing Date. For purposes of this Section 9.02(b), in the case of Taxes for a Straddle Period that are imposed on a periodic basis, the portion of the Tax that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of the Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in the entire Straddle Period, except to the extent such Taxes are increased or imposed as a result of the purchase contemplated by this Agreement, which increased Taxes shall be treated as Taxes imposed after the Closing Date.
(c)Any Tax refunds and interest thereon that are received by Purchaser or its Affiliates, including the Company and Company Subsidiaries, and any amounts credited against Tax to which Purchaser or its Affiliates, including the Company and Company Subsidiaries, become entitled and any other Tax benefit, in each case with respect to Taxes of the Company and Company Subsidiaries for a Tax period ending on or prior to the Closing Date, including portions of Straddle Periods that end on the Closing Date, shall be for the account of Sellers, and Purchaser shall pay over to Seller any such refund and interest or the amount of any such credit or Tax benefit within fifteen (15) days after receipt thereof. Any Tax refunds and interest thereon that are received by Sellers that relate to taxable period or portion thereof beginning after the Closing Date shall be for the account of Purchaser, and Sellers shall pay over to Buyer any such refund and interest within fifteen (15) days after receipt thereof.
9.03.    Audits.
(a)Seller shall conduct any audit of or proceeding involving any Taxable period ending on or prior to the Closing Date and for which Seller has an indemnification obligation under Article XI. Without limiting the foregoing, Seller may in its sole discretion pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that in the event that Seller receives a claim for Taxes or a notice of a pending or threatened audit from any Taxing authority in writing (a “Tax Claim”) with respect to a Tax Return that relates to the Company for any such period, Seller shall promptly notify Purchaser of such Tax Claim and of any action taken or proposed to be taken. In the event that Purchaser wishes to participate in such audit or proceeding, it may do so at its own expense. Seller shall not, without Purchaser's consent (which consent shall not be unreasonably withheld), settle or compromise such Tax Claim if doing so could reasonably be expected to have a material adverse effect on Purchaser.
(b)Purchaser shall, at its own expense, conduct any audit of or proceeding involving any Taxable period ending after the Closing Date; provided, however, that in the event that Purchaser receives

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

a Tax Claim or a notice of a Tax Claim with respect to a Tax Return that relates to the Company for a Straddle Period, Purchaser shall promptly notify Seller of such Tax Claim and of any action taken or proposed to be taken and shall describe the asserted Tax liability in reasonable detail and provide to Seller copies of any notice or other document received from any Taxing authority in respect of such asserted Tax liability. In the event that Seller wishes to participate in such audit or proceeding, it may do so at its own expense. Purchaser shall not, without Seller's consent (which consent shall not be unreasonably withheld), settle or compromise such Tax Claim if doing so could reasonably be expected to have a material adverse effect on Seller.
9.04.    Cooperation. The Parties and the Company shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits relating to Taxes with respect to all Taxable periods.
Article X.TERMINATION
10.01.    Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time by notice from any Party to the other Party (except that no notice need be given if termination is pursuant to Section 10.01(a)):
(a)by mutual written consent of the Parties;
(b)by any Party:
(i)if the Closing has not occurred on or before October 31, 2011, provided that if a supplemental request for information from the Federal Trade Commission is received, such date will be extended to December 31, 2011 (the “Termination Date”) and the failure to consummate is not caused by a breach of this Agreement by the terminating Party; or
(ii)if any court of competent jurisdiction in the United States or other Governmental Authority shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have used its reasonable best efforts to prevent the entry of and to remove such Order or final action;
(c)by Purchaser, subject to Section 6.05, if there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.01, 7.02 or 7.09 and (ii) cannot be or otherwise is not cured prior to the Termination Date in a manner that complies with the terms of this Agreement; and
(d)by Seller if (i) Purchaser has breached its obligation to pay the Base Purchase Price pursuant to Section 2.02(b), or (ii) there has been a material breach by Purchaser of any other representation, warranty, covenant or agreement contained in this Agreement which (A) would result in a failure of a condition set forth in Section 8.01 or 8.02 and (B) cannot be cured prior to the Termination Date.
10.02.    Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement will forthwith become null and void, and there will be no Liability on the part of any Party (or

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

any of their respective Representatives or Affiliates) in respect of this Agreement, except as provided in this Section 10.02, and except that the provisions with respect to expenses in Section 12.02 and confidentiality in Sections 6.01 and 12.03 will continue to apply following any termination; provided, however, that nothing in this Section 10.02 shall release any Party from Liability for any willful and material breach of this Agreement by such Party prior to the termination of this Agreement.
Article XI.INDEMNIFICATION
11.01.    Survival.
(a)The representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive until the one-year anniversary of the Closing Date; provided however, that the representations and warranties (the “Fundamental Representations”) set forth in Article III and Sections 4.01, 4.02, 4.03, 4.06(b) and 5.02 shall survive indefinitely and the representations and warranties set forth in Section 4.12 shall survive until expiration of the applicable statute of limitations with respect to the matters addressed therein. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival periods provided herein are a contractual statute of limitations and any claim brought by any Indemnified Party pursuant to this Article XI must be brought or filed prior to the expiration of the applicable survival periods.
(b)This Article XI shall survive the Closing and shall remain in effect (i) with respect to Sections 11.02(a)(i), 11.02(a)(vi) and 11.02(b)(i), so long as the relevant representations and warranties survive and any claim or dispute with respect thereto asserted prior to the expiration of such survival period is fully resolved, (ii) with respect to Sections 11.02(a)(ii), 11.02(a)(vii) and 11.02(b)(ii), to the extent those sections relate to the covenants requiring performance (A) prior to the Closing, such covenants shall survive until the one-year anniversary of the Closing Date or (B) after the Closing, such covenants, if such covenants specify a specific term, shall survive until fully performed, or if such covenants do not specify a specific term, shall survive indefinitely and in any event under this Section 11.01(b)(ii) until any claim or dispute remains unresolved; (iii) with respect to Sections 11.02(a)(iii), 11.02(a)(iv), and, except as provided therein, 11.02(a)(viii) indefinitely, (iv) with respect to Section 11.02(a)(v), until the expiration of the statute of limitations applicable to such Taxes and in any event under this Section 11.01(b)(ii) until any claim or dispute asserted prior to the expiration of the applicable statute of limitations remains unresolved, and (v) with respect to Section 11.02(a)(ix), as set forth on Schedule 11.02(a)(ix). Notwithstanding the foregoing, any claim based upon Fraud shall survive indefinitely.
(c)Notice of any assertion by any Indemnified Party that the Indemnifying Party is liable to it pursuant to Section 11.02 must be given to the Indemnifying Party on or prior to the time of expiration of the relevant representation, warranty or covenant as set forth in this Section 11.01 or such claim will be forever barred, and, if such notice is given, the applicable survival period shall continue until such claim is fully resolved; provided that the limitations set forth herein shall not apply to any claims based upon Fraud. Any Indemnified Party seeking indemnification hereunder shall use its good faith efforts to state the facts known to the asserting Indemnified Party that give rise to such notice in reasonable detail.
(d)Subject to the limitations set forth in Section 11.04, any indemnification payments owing by Seller and Seller's Parent to Purchaser pursuant to this Article XI shall be paid in the following manner: first, from the Indemnity Escrow Account; second if the amount remaining in the Indemnity Escrow Account is less than such indemnity payment or if the Indemnity Escrow Account has been released from escrow, then by wire transfer of immediately available funds from Seller or Seller's Parent. Subject to the

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

limitations set forth in Section 11.04, any indemnification payments owing by Purchaser to Seller pursuant to this Article XI shall be paid by wire transfer of immediately available funds. Notwithstanding the foregoing, nothing in this Section 11.01(d) shall in any way prohibit Purchaser from exercising any rights of set-off it has under Section 11.07.
11.02.    Indemnification.
(a)Subject to the limitations set forth in this Article XI and Section 12.17, subsequent to the Closing Date, Seller and Seller's Parent shall indemnify and hold harmless Purchaser (and the Company and the Company Subsidiaries), any Affiliate of Purchaser and their respective current or future Affiliates, officers, directors, employees, partners, members, stockholders, controlling persons, successors and permitted assigns against any Liabilities, losses, Claims, Actions, judgments, orders, damages, expenses or costs including reasonable attorneys' fees and expenses, whether incurred or paid prior to, on or after the Closing Date (collectively, “Losses” and individually, a “Loss”) that any of the foregoing suffers as a result of:
(i)any breach of the representations and warranties of Seller's or Seller's Parent set forth in Article III or Article IV (other than the representations and warranties set forth in Section 4.06(b), which is covered below);
(ii)any breach by Seller or Seller's Parent of any of the covenants or agreements of Seller or Seller's Parent set forth in this Agreement (other than the Specified Covenants, which are covered below);
(iii)the Transaction Expenses;
(iv)Liabilities under or with respect to the Specified Employee Bonus Plans including Liabilities relating to claims asserted by any individual or beneficiary entitled to a payment or benefit under any such Specified Employee Benefit Plan to the extent the same has not reduced the Total Purchase Price and provided Purchaser has complied with its payment obligations hereunder in connection with payment of the applicable Employee Payment;
(v)any liability for Taxes of the Company for all Taxable periods (or the portion of any Straddle Period) ending on or prior to the Closing Date (after giving effect to net operating losses); provided that, Seller shall have no obligation for Taxes resulting from (x) a Code Section 338 election with respect to Purchaser's purchase of the Shares pursuant to this Agreement, (y) any transaction occurring on the Closing Date after the Closing outside the ordinary course of business, or (z) any amendment of a Tax Return of the Company or any Company Subsidiary or any Tax election;
(vi)any breach of the representations and warranties of Seller set forth in Section 4.06(b);
(vii)any breach by Seller of the Specified Covenants;
(viii)effective immediately prior to payment of the Specified Project Deferred Payment with respect to a Specified Project, the Deductible Specified Environmental Remediation Costs; and
(ix)any matters set forth on Schedule 11.02(a)(ix).

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

(b)Subject to the limitations set forth in this Article XI and Section 12.17 , subsequent to the Closing Date, Purchaser and MEMC shall indemnify and hold harmless Seller, any Affiliate of Seller and their respective current or future Affiliates, officers, directors, employees, partners, members, stockholders, controlling persons, successors and permitted assigns against any Loss that any of the foregoing suffers as a result of:
(i)any breach of the representations and warranties of Purchaser or MEMC set forth in Article V;
(ii)any breach by Purchaser or MEMC of any of the covenants or agreements of Purchaser or MEMC set forth in this Agreement; or
(iii)any claim against Seller or any of its Affiliates (other than the Company and Company Subsidiaries) pursuant to the Support Obligations which are not substituted or replaced by Purchaser, except for any claim for which the basis is any breach arising from the consummation of the transactions contemplated by this Agreement and except to the extent that Purchaser or any other Indemnified Party specified in Section 11.02(a) is entitled to indemnity with respect to the matter which has resulted in the claim being made against the Seller or any Affiliate of Seller pursuant to the Support Obligations.
11.03.    Third Party Claims. The obligations and liabilities of an Indemnifying Party with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:
(a)The Indemnified Parties shall promptly give written notice to the Indemnifying Parties of any Third Party Claim that might give rise to any Loss by the Indemnified Parties, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay or defect in any such notice on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless and only to the extent that the Indemnifying Party is materially and adversely prejudiced thereby. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been serviced, any written demand or any other document or instrument.
(b)From and after receipt of notice of a Third Party Claim pursuant to Section 11.03(a), the Indemnifying Parties shall have the right to assume and conduct, at their own expense, the defense against the Third Party Claim in their own names or in the names of the Indemnified Parties, if the Indemnifying Party has unconditionally acknowledged in writing its obligation to indemnify in respect of such Third Party Claim for indemnity hereunder. Any Indemnified Parties shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Parties. The Party conducting the defense of any Third Party Claim shall keep the other Party apprised of all significant developments with respect thereto. The Party conducting the defense of any Third Party Claim shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that the Indemnifying Party shall be entitled to settle, compromise or consent to a judgment without the consent of the Indemnified Party with respect to a Third Party Claim that imposes solely monetary obligations that are paid by the Indemnifying Party, that does not contain a finding or admission of any violation of Law or any violation of the rights of any Person and contains a release of the

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Indemnified Party from all liability thereunder. The Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of the Third Party Claim as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding the foregoing, the provisions of Article IX shall control with respect to matters relating to Taxes.
11.04.    Limitations on Indemnification. Notwithstanding anything to the contrary contained herein:
(a)As to any claim for indemnification pursuant to Section 11.02(a)(i), or 11.02(a)(ii), the Indemnified Party shall not be entitled to indemnification (i) with respect to any Loss or a series of related Losses of less than $25,000 (a “De Minimis Loss”) or (ii) any Losses until all Losses (excluding any De Minimis Loss) exceed, in the aggregate, an amount equal to three-quarters of a percent (0.75%) of (i) the Total Purchase Price paid to Seller plus (ii) the Set-Off Amount (the “Indemnity Threshold”), in which case such Indemnified Party shall be entitled to indemnification for all such Losses (excluding any De Minimis Loss); provided, however, that the limitations set forth in this Section 11.04(a) shall not apply to any Losses arising as the result of Fraud or breaches of the Fundamental Representations or Specified Covenants; provided, further, however, that (x) any materiality or Material Adverse Effect qualifier, whether contained in such representation, warranty, covenant or definition used in any of the foregoing, and (y) the phrases “reasonably likely,” “reasonably expected,” “could reasonably be expected,” “could be reasonably expect,” “would reasonably be likely,” “would reasonably be expected” or any combination of the foregoing and any similar language in any representation, warranty, covenant or definition used in any of the foregoing will not be taken into account in determining whether a breach of any representation, warranty or covenant has occurred or the magnitude of the damages occasioned by the breach of any representation, warranty or covenant for purposes of calculating the Indemnity Threshold.
(b)Seller's and Seller's Parent's maximum aggregate liability for an indemnification of Losses pursuant to Sections 11.02(a)(i), and 11.02(a)(ii) (other than Losses arising as a result of Fraud by Seller or breaches of the Fundamental Representations or Specified Covenants) shall not exceed a cumulative aggregate amount equal to fifteen percent (15%) multiplied by (A) the portion of the Total Purchase Price that has been paid in cash to Seller plus the amount of cash paid into the Indemnity Escrow Account plus (B) the Set-Off Amount.
(c)Seller's and Seller's Parent's maximum aggregate liability for an indemnification of Losses pursuant to Sections 11.02(a)(iii), 11.02(a)(iv), 11.02(a)(v), 11.02(a)(vi), and 11.02(a)(vii) (other than arising as a result of Fraud by Seller, shall not exceed a cumulative aggregate amount equal to (A) the portion of the Total Purchase Price that has been paid in cash to Seller plus the amount of cash paid into the Indemnity Escrow Account plus (B) the Set-Off Amount. Seller's and Seller's Parent maximum aggregate liability for an indemnification for Losses pursuant to Section 11.02(a)(ix) is as set forth on Schedule 11.02(a)(ix).
(d)No Party shall be liable for any Loss to the extent arising from a change in accounting or taxation Applicable Law made after the Closing other than a change required to comply with any Applicable Law in effect on the date hereof.
(e)Any indemnifiable claim with respect to any breach or nonperformance by a Party of a representation, warranty, covenant or agreement shall be net of any Third Party Recoveries actually received the Indemnified Party (net of any out of pocket costs of collection, deductible, retroactive premium adjustment, reimbursement obligation or other out of pocket cost directly related to the Third Party Recovery). If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

a Third Party Recovery, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party or the Indemnifying Party may give notice thereof to the Indemnified Party (a “Notice of Third Party Recovery”). If the Indemnifying Party so requests within one hundred and eighty (180) days after receipt or delivery of a Notice of Third Party Recovery, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of Third Party Recoveries; provided that notwithstanding the foregoing, no Party's rights under this Article XI shall be limited during any period such Party is waiting to receive any such Third Party Recovery and no Indemnifying Party shall have any obligation to first submit or to collect upon any applicable Third Party Recovery as a precondition to making a claim for indemnification or set-off or obtaining indemnification or set-off for Losses therefor, and the Indemnifying Party agrees not to delay in any manner the payment to the Indemnified Party of such indemnifiable Loss or dispute the set-off rights exercised on the basis that the Indemnified Party has not yet fulfilled its obligations under this Section 11.04(e). If Purchaser, the Company, any Company Subsidiary or any of their Affiliates receives a Third Party Recovery after an indemnification payment is made or set-off rights are exercised, Purchaser shall promptly pay to Seller the amount of such Third Party Recovery at such time or times as and to the extent that such Third Party Recovery is actually received.
(f)The amount of any Loss subject to indemnification hereunder or any claim therefore shall be calculated net of any Tax benefit actually realized by Purchaser, the Company, any Company Subsidiary or any of their Affiliates as a result of such Loss. If Purchaser, the Company, any Company Subsidiary or any of their Affiliates actually receives a Tax benefit after an indemnification payment is made or set-off rights are exercised, Purchaser shall promptly pay to Seller the amount of such Tax benefit at such time or times as and to the extent that such Tax benefit is actually received.
(g)There shall be no recovery for any Loss or alleged Loss by Purchaser under this Article XI, and the Loss shall not be included in meeting the stated thresholds hereunder, to the extent such item has been included or a reduction to the Base Purchase Price paid at Closing on account of Estimated Transaction Expenses as determined pursuant to Section 2.04 hereof.
11.05.    No Contribution. No Indemnifying Party or any of its employees or agents shall have any right of contribution, right of indemnity or other right or remedy against the Company or any Company Subsidiary in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.
11.06.    Information. No information or knowledge acquired, or investigations conducted, by Purchaser or its representatives or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification or set-off by Purchaser or its Affiliates under this Agreement (it being understood that Purchaser has relied on the accuracy of the representations and warranties contained herein and the benefits provided by this Article XI or a result of any breach thereof in entering into this Agreement). No information or knowledge acquired, or investigations conducted, by the Company, Seller or their respective representatives, of Purchaser or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Seller or any of its Affiliates under this Agreement (it being understood that the Seller and the Seller Parent have relied on the accuracy of the representations and warranties contained herein and the benefits provided by this Article XI or a result of any breach thereof in entering into this Agreement).
11.07.    Set-Off. In the event Seller and Purchaser mutually agree that Seller is liable to pay a claim for indemnification by Purchaser under this Article XI or a final determination by a panel of arbitrators in accordance with Section 12.15 that Purchaser is entitled to indemnification under this Article XI, Purchaser

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

may withhold the amount of such indemnification from any and all payments of Austin Deferred Payments or Specified Project Deferred Payments or any other amounts owing from Purchaser to Seller under this Agreement.
11.08.    Remedies Exclusive. Subject to the proviso below, after the Closing, the remedies provided in this Article XI are the sole and exclusive remedies available to a Party for any and all Losses resulting from the Transaction, the Projects, or any claim arising in connection with this Agreement by another Party (except that the foregoing shall in no way limit any rights or remedies of a Party under or pursuant to the Indemnity Escrow Agreement, Assignment Agreement or the Transition Services Agreement) except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no Party shall be deemed to have waived any rights, claims, defenses, causes of action or remedies in instances of Fraud. From and after the Closing, notwithstanding anything to the contrary in this Agreement and except in instances of Fraud, (i) the indemnification provisions set forth in Section 11.01(a)(viii) and the reimbursement rights of Purchaser set forth in Section 6.15(a) constitute Purchaser's sole remedy with respect to Losses that constitute Specified Environmental Remediation Costs (it being understood that Purchaser shall not also be entitled to assert a claim for such Specified Environmental Remediation Costs as a result of a breach of the representations or warranties set forth in Section 4.15) and (ii) the indemnification provisions set forth in Section 11.01(a)(ix) with respect to those matters described on Schedule 11.02(a)(ix) shall constitute Purchaser's sole remedy with respect to Losses arising from the matters specifically described on Schedule 11.02(a)(ix) (it being understood, however, that to the extent that Purchaser incurs other Losses related to any of the projects referenced on Schedule 11.02(a)(ix) as a result of a breach of a representation and warranty or otherwise but such Losses are not Losses arising from the specific matters described on Schedule 11.02(a)(ix) the Purchaser shall have the remedies otherwise described in this Agreement with respect to such other Losses).
11.09.    Non-Recourse. Except as expressly set forth in this Article XI, no Party shall have recourse whatsoever under this Agreement against any officer or director of the other Party (including for such purposes, any officer or director of any Affiliate of a Party). Without limiting the generality of the foregoing, except as expressly set forth in this Article XI, each Party, on behalf of itself and its Affiliates, hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such officers or directors relating to any and all Liabilities suffered or incurred by any of them arising from, based upon, related to, or associated with this Agreement or the transactions contemplated hereby (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort, strict liability other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party hereto or other Person or otherwise.
11.10.    Treatment of Indemnification. All indemnification payments made hereunder shall be treated by the Parties as adjustments to the Total Purchase Price.
Article XII.MISCELLANEOUS
12.0.1    Entire Agreement; No Third Party Beneficiaries. This Agreement (together with that certain letter agreement between Purchaser and Seller dated as of the date hereof) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof, excluding the Nondisclosure Agreement, and contains the sole and entire agreement among the Parties with respect to the subject matter hereof. Other than a claim for Fraud or a claim based on the Nondisclosure Agreement, prior to the Closing, no Party shall make any claim against any other Party resulting from the transactions contemplated hereby or the subject matter hereof, other than a claim made to enforce its rights under this Agreement (including

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

or contemplated by Section 12.13 hereof) or made for breach of the terms of this Agreement. Except as provided in Section 6.08 with respect to Indemnified Directors and Officers and their heirs, executors and representatives, and as provided in Article XI with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
12.02.    Expenses. Except as otherwise contemplated in this Agreement: (i) Purchaser shall pay the fees and expenses of its counsel, accountants, experts, other representative and all other expenses incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by it of its obligations hereunder, and (ii) Seller, and not Purchaser, the Company or any Company Subsidiary, shall be ultimately responsible for all Transaction Expenses, whether by virtue of the provisions of Section 2.02 or 2.04 of this Agreement or otherwise.
12.03.    Confidentiality. Unless and until the Closing occurs, the Parties will abide by the provisions of the Nondisclosure Agreement. If the Closing occurs, from and after the Closing Date, Seller will hold, and will cause its Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to the Projects and the Company, provided that nothing in this sentence shall limit the disclosure of any information (a) to the extent required by Applicable Law or a court of competent jurisdiction (provided that if permitted by Applicable Law, Seller agrees to give Purchaser prior notice of such disclosure in sufficient time to permit Purchaser to obtain a protective order should it so determine), (b) in connection with any litigation to which Seller or its Affiliates or Representatives is a party (provided that such Person has taken all reasonable actions to limit the scope and degree of disclosure in any such litigation), (c) in an Action brought by Seller in pursuit of its rights or in the exercise of its remedies under this Agreement, (d) to the extent that such documents or information can be shown to have come within the public domain through no action or omission of Seller or its Affiliates, and (e) to its Affiliates and Representative (but the Party shall be liable for any breach by its Affiliates and Representatives). In the event this Agreement is terminated under Section 10.01, upon the request of any Party, the other Party will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or destroy, or cause to be redelivered or destroyed, all copies of confidential documents and information furnished by such other Parties in connection with this Agreement and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the Party furnished with such documents and information or its Representatives. In case of a conflict between the Nondisclosure Agreement and this Section 12.03, the Nondisclosure Agreement shall govern issues arising prior to Closing and this Section 12.03 shall govern issues arising after the Closing .
12.04.    Announcements. No press or other public announcement, or public statement or comment in response to any inquiry, relating to the transactions contemplated by this Agreement or the terms hereof shall be issued or made by any Party without the prior written approval of the other Party; provided that a press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section 12.04 if it is made in order for the disclosing Party or any of its Affiliates to comply with Applicable Laws or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such Applicable Laws or rules; and provided further that in all instances prompt notice from one Party to the other shall be given with respect to any such release,

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

announcement, statement or comment. Each Party shall inform its Affiliates that may be involved in the transactions contemplated by this Agreement of the requirements set forth in this Section 12.04 and shall cause them to comply with the provisions of this Section 12.04 from such Affiliates.
12.05.    No Waiver. No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Applicable Law.
12.06.    Amendments. Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by each Party. Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Parties, and any such waiver shall be effective only in the specific instance and for the purposes for which given.
12.07.    Addresses for Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission), on the second (2nd) Business Day if sent by prepaid overnight carrier (providing proof of delivery), on the seventh (7th) Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or on the date delivered if sent by email (providing confirmation of receipt) to the Parties at the following addresses, facsimile numbers or email addresses (or at such other addresses, facsimile numbers or email addresses as shall be specified by the Parties by like notice):
If to Seller or Seller's Parent:
Fotowatio Renewable Ventures, S.L.
Fotowatio, S.L.
C/ Fortuny, 45 bajo izquierda
28010 Madrid - Spain
Attention: Rafael Benjumea
Facsimile No.: +34 91 319 5151
Email:  Rafael.benjumea@frv.com

with a copies to (which shall not constitute notice):
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
Attn: Richard Vernon Smith
John Cook
Facsimile No.: (415) 773-5759
Email: rsmith@orrick.com
jcook@orrick.com

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

if to Purchaser or MEMC:
MEMC Holdings Corporation
c/o MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O'Fallon)
P.O. Box 8
St. Peters, MO  63376
Attn:  Chief Executive Officer
Facsimile No.: 636-474-5180
cc:  MEMC General Counsel

with a copy to (which shall not constitute notice):
Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention: Steven M. Baumer
Facsimile No.: (314) 259-2020
Email: steven.baumer@bryancave.com

12.08.    Captions. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the validity, enforcement or interpretation of any provision of this Agreement.

12.09.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and in lieu of such prohibited or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such prohibited or unenforceable provision as may be possible.
12.10.    Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion.
12.11.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.
12.12.    Disclosure.
(a)Each Party may, at its option, include in its Disclosure Schedule any items that are not

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.
(b)Each Disclosure Schedule shall be arranged, for purposes of convenience only, as separately titled Schedules corresponding to the certain sections of this Agreement. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules of the same Disclosure Schedule notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent from the face of the disclosure itself. In no event shall the inclusion of any matter in a Disclosure Schedule be deemed or interpreted to broaden the representations, warranties, covenants or agreements contained in this Agreement of the Party to which such Disclosure Schedule relates. The mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by the Party to which such Disclosure Schedule relates that such item represents a material exception or fact, event, or circumstance or that such item would be reasonably likely to result in a Material Adverse Effect. The information contained in each Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.
12.13.    Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, money damages may not be a sufficient remedy and that the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.
12.14.    Governing Applicable Law. This Agreement, the Transaction and all other transactions contemplated by this Agreement and all claims and defenses arising out of or relating to any such transaction or agreement or the formation, breach, termination or validity of any such agreement, shall in all respects be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of law principles of such state that would apply the Applicable Laws of another jurisdiction.
12.15.    Arbitration.
(a)Except as provided in Section 12.16 below, any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement (a “Dispute”) shall be finally settled by arbitration in accordance with this Section 12.15. The arbitration shall be conducted in accordance with the Rules of Arbitration of American Arbitration Association (“AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. By execution and delivery of this Agreement, each Party hereby accepts and consents to the jurisdiction of the arbitral tribunal. The Parties submit to the jurisdiction of the competent courts of New York for the purpose of enforcing this Agreement to arbitrate and/or any action to compel arbitration, any application for any interim, provisional or conservatory measure such as any pre-arbitral or other injunction or attachment (or similar relief) or enforcing an arbitral award or decision, or any proceeding permitted under this Section 12.15. In addition, the Parties agree not to seek any relief of any nature in respect of any Dispute from the courts of any jurisdiction or any Governmental Authority which would have the effect of frustrating any arbitration proceeding initiated in accordance with this Section 12.15 or be incompatible with this Section 12.15, including the agreement to arbitrate contained herein.
(b)The seat of the arbitration shall be New York, New York, and the English language

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.
(c) The arbitration shall be conducted by three arbitrators. Each Party shall appoint one arbitrator within thirty (30) days after receipt of the request for arbitration. The two arbitrators shall appoint the third arbitrator within twenty one (21) days after the appointment of the later appointed of these two arbitrators. If any of the three arbitrators is not appointed within the time prescribed above, then AAA shall appoint that arbitrator. The arbitrators shall be attorneys or former or retired judges admitted to the bar of the State of New York and shall have practiced law for at least fifteen (15) years.
(d)The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to injunctive or similar relief, whether interim or final, and any such relief, and any interim, provisional or conservatory measure ordered or granted by the arbitrators may specifically be enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures or other relief as described in this Section 12.15 from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.
(e)In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, AAA may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties hereto relating to this Agreement. AAA shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. AAA shall appoint all three members of the tribunal of the consolidated arbitration.
(f)Any award made by the arbitral tribunal shall be final and binding on the applicable Parties. To the extent applicable, the Parties hereto expressly agree to waive the applicability of any Applicable Law and regulations which would otherwise give the right to appeal any decision of the arbitral tribunal and so that there shall be no appeal to any court of law in relation to the award of the arbitral tribunal.
(g) During the pendency of any arbitration, each Party hereto shall continue to make all payments as and when due from it hereunder which are not in dispute, and perform all of its obligations hereunder which are not in dispute, and no Party hereto shall refer or attempt to refer the matter in dispute to any court or other tribunal in any jurisdiction, save as expressly provided in this Section 12.15.
(h)The non-prevailing Party shall pay all reasonable attorneys' and arbitrators' fees and expenses incurred by the prevailing Party in connection with the arbitration.
12.16.    New York Courts. Notwithstanding any other provision of this Agreement, nothing in this Article 12 shall prevent a Party from seeking equitable relief by way of injunctive, specific performance or otherwise (as contemplated by Sections 12.13 and 12.15 and otherwise) from a court of competent jurisdiction located in New York, New York and each Party hereto irrevocably agrees to submit to the exclusive jurisdiction and venue of any such court for the purpose of any such suit, action or other proceeding.
12.17.    Damages. Except in instances of Fraud, the Parties, on behalf of each of their respective Indemnified Parties, agree and acknowledge that no Party shall have the right to recover special, exemplary, or punitive damages or any consequential damages that are not also direct, compensatory damages, unless

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

such special, exemplary, or punitive damages or any such consequential damages or other kind of special damages are awarded or paid in settlement to a Person in an indemnifiable Third Party Claim.
12.18.    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

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Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

Fotowatio Renewable Ventures, S.L., a Sociedad Limitada organized under the laws of the Kingdom of Spain
By: /s/ Rafael Benjumea Name: Rafael Benjumea Title: Representative of Sole Director

MEMC Holdings Corporation, a Delaware corporation
By: /s/ Kenneth H. Hannah Name: Kenneth H. Hannah Title: President

[SIGNATURE PAGE TO STOCK SALE AGREEMENT]

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Solely for purposes of Article I, Section 2.01, Section 3.02, Section 6.06, Section 6.12, Section 6.16(c), Section 10.02, Article XI and Article XII hereof:

Fotowatio, S.L., a Sociedad Limitada organized under the laws of the Kingdom of Spain
By: /s/ Rafael Benjumea Name: Rafael Benjumea Title: CEO

[SIGNATURE PAGE TO STOCK SALE AGREEMENT]

Exhibit 10.86
EXECUTION VERSION
CONFIDENTIAL TREATMENT REQUESTED
REDACTED VERSION

Solely for purposes of Article I, Section 2.01, Section 2.07, Section 2.08, Article V, Section 6.15, Section 6.16, Section 10.02, Article XI and Article XII hereof:

MEMC Electronic Materials, Inc., a Delaware corporation
By: /s/ Ahmad Chatila Name: Ahmad Chatila Title: President and Chief Executive Officer

[SIGNATURE PAGE TO STOCK SALE AGREEMENT]